EXECUTION VERSION

Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of May 26, 2011

between

HUB INTERNATIONAL MIDWEST LIMITED

and

FIRST FINANCIAL HOLDINGS, INC.

EXHIBITS
Exhibit A	Agreed Accounting Policies and Estimated Working Capital Statement
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Assignment of Domain Names
Exhibit D	Form of Funds Flow Agreement
Exhibit E-1	Form of Lease Agreement (Charleston Facility)
Exhibit E-2	Form of Lease Agreement (Myrtle Beach Facility)
Exhibit F	Form of Somers-Pardue Release
Exhibit G	Form of Release (Seller)
Exhibit H	Form of Resignation and Release (Directors and Officers)

SCHEDULES

Schedule 1.1	Key Employees
Schedule 6.12(b)	Terminated Business Employees
Schedule 6.14(a)	Surviving Arrangements
Schedule 6.14(b)	Terminating Arrangements
Schedule 6.17	IT Transition Services
Disclosure Schedule

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 26, 2011, between Hub International Midwest Limited, an Indiana corporation (the “Purchaser”), and First Financial Holdings, Inc., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, the Seller owns, beneficially and of record, all of the issued and outstanding shares (the “Shares”) of common stock, $1.00 par value per share (the “Common Stock”), of First Southeast Insurance Services, Inc., a South Carolina corporation (the “Company”);

WHEREAS, the Company owns, beneficially and of record, (1) all of the issued and outstanding capital stock of Kinghorn Insurance Services, Inc, a South Carolina corporation (“Kinghorn”), (2) all of the issued and outstanding capital stock of Johnson Insurance Associates, Inc., a South Carolina corporation (“Johnson”), and (3) all of the issued and outstanding capital stock of Benefit Administrators, Inc., a South Carolina corporation (“Benefit Administrators” and, together with Kinghorn and Johnson, the “Subsidiaries” and each a “Subsidiary”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1.                      Certain Defined Terms.  For purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, suit, arbitration, inquiry, Tax Contest, proceeding or investigation of any nature by or before any Governmental Authority (including any claim in the nature of an “errors and omissions” insurance claim).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including (1) in the case of the Purchaser after the Closing, the Company and each Subsidiary and (2) in the case of a natural Person, any trust maintained for the benefit of such natural Person or such natural Person’s spouse or descendants (whether natural or adopted).  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlled” and “controlling” have correlative meanings.  Notwithstanding the foregoing, when used in reference to the Purchaser, Affiliate excludes (i) any limited or general partner of Maple Tree, (ii) any Person that controls any of Maple Tree’s limited or general partners and (iii) any officer or member of the board of managers of Maple Tree or the general partner of Maple Tree.

“Affiliated Group” means any affiliated group of corporations or other entities that files a combined, consolidated, unitary or similar return that includes (or was required to include) the Company or any Subsidiary, including any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Agreed Accounting Policies” means the accounting policies, procedures and methodologies listed on Exhibit A attached hereto and used in the preparation of the Estimated Working Capital Statement.

“Ancillary Agreements” means (1) the Assignment and Assumption Agreement, (2) the Assignment of Domain Names, (3) the Confidentiality and Non-Solicitation Agreements, (4) the Funds Flow Agreement, (5) the New Leases, (6) the Release and (7) any other agreements, documents and certificates to be executed and delivered by the parties hereto in connection with the Contemplated Transactions.

“Applicable Law” means, with respect to any Person, any law (statutory, common or otherwise), rule, regulation, ordinance, order, injunction, judgment, award, decree, permit or determination of (or agreement with) a Governmental Authority, in each case binding on that Person or any of its assets or properties.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement between the Company and the Seller with respect to the Dove Employment Agreement, the Somers-Pardue Acquisition Agreement and the other items described on Exhibit A attached thereto (such items, together with the Dove Employment Agreement and the Somers-Pardue Acquisition Agreement, collectively, the “Assigned Items”) in substantially the form attached hereto as Exhibit B.

“Assignment of Domain Names” means an Assignment of Domain Names between the Seller and Purchaser in substantially the form attached hereto as Exhibit C.

“Bank” means First Federal Savings and Loan Association of Charleston, a federally chartered stock savings and loan association.

“Business” means the Company’s and the Subsidiaries’ business of providing retail or wholesale insurance brokerage services, conventional and alternative risk management products and services, employee benefits consulting, managing underwriting services and related insurance products and services.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Applicable Law to be closed.

“Business Employees” means the employees and independent contractors of the Company and the Subsidiaries.

“Charleston Facility” means the real property used by the Company and the Subsidiaries located at 2430 Mall Drive, Suite 280, Charleston, South Carolina 29406.

“Client” means any Person for whom or to whom the Company or any Subsidiary places, brokers or sells, or has placed, brokered or sold, insurance products or services, whether as the broker of record or otherwise, as of the Closing Date.

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Confidential Information” means all trade secrets and all other confidential or proprietary information and data of or relating to the Company, any Subsidiary or the Business.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, effective as of December 20, 2010, between the Purchaser and the Seller.

“Confidentiality and Non-Solicitation Agreement” means a Confidentiality and Non-Solicitation Agreement between the Purchaser and each of the Business Employees in form and substance satisfactory to the Purchaser.

“Contemplated Transactions” means the sale and purchase of the Shares and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means any contract, agreement, lease, commitment, understanding or arrangement, whether written or oral.

“Current Assets” means the current operating assets of the Company and the Subsidiaries, in each case determined in accordance with the Agreed Accounting Policies and only as and to the extent substantially similar in nature to the line items specified as “Current Assets” in the Estimated Working Capital Statement.  For the avoidance of doubt, the parties agree that Current Assets will not include any fixed assets, intangible assets or Tax assets.

“Current Liabilities” means the current operating liabilities of the Company and the Subsidiaries, in each case determined in accordance with the Agreed Accounting Policies and only as and to the extent substantially similar in nature to the line items specified as “Current Liabilities” in the Estimated Working Capital Statement.  For the avoidance of doubt, the parties agree that Current Liabilities will include all Tax liabilities and will not include any of the Indemnified Liabilities (other than Taxes), the Investment Banker Fee or the Legal Fee.

“Damages” means any and all damages, losses, liabilities, Taxes, costs and expenses (including expenses of investigation and reasonable fees and expenses of counsel and other professionals retained in connection with any Action) paid or payable by an Indemnified Party.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser prior to the execution and delivery of this Agreement.  The Disclosure Schedule will be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement.  The parties agree that an item disclosed in one section or subsection of the Disclosure Schedule will apply only with respect to the indicated section or subsection, except to the extent that it is reasonably apparent on the face of the disclosure that such disclosure also qualifies or applies to another section or subsection of the Disclosure Schedule.

“Dove Employment Agreement” means that certain Employment Agreement dated as of January 2, 2008 by and between the Company and Vernie E. Dove, an individual, as amended, restated, modified or supplemented.

“Employee Benefit Plan” means (1) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (2) each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) and (3) each other employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, equity (or equity-like), severance, change in control, fringe benefit, retention, salary continuation, paid time off, vacation or holiday, supplemental unemployment, or other employee benefit or compensation plan, program, policy, agreement or arrangement, whether written or oral, funded or unfunded, in each case which is sponsored, maintained, administered, contributed or required to be contributed to by the Company, any Subsidiary or any of their ERISA Affiliates for the benefit of any of the current or former directors, officers, employees or independent contractors of the Company or any Subsidiary, or the beneficiaries of such individuals, or with respect to which the Company or any Subsidiary has or could reasonably be expected to have any other Liability, including by reason of having an ERISA Affiliate.

“Enforceability Limitations” means limitations on enforcement and other remedies by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally or general principles of equity.

“Environmental Law” means any Applicable Law relating to environmental contamination, exposure to Hazardous Materials, the protection of the environment or the protection of human health and safety as it relates to the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Company or any Subsidiary, any other Person that is a member of a controlled group for purposes of Section 4001(a)(14) of ERISA or that is treated as a single employer for purposes of Section 414 of the Code.

“Estimated Closing Working Capital” means $0.

“Estimated Working Capital Statement” means the statement, prepared in accordance with the Agreed Accounting Policies and attached hereto as Exhibit A, setting forth the agreed upon calculation of Estimated Closing Working Capital as of the close of business on April 30, 2011.

“Excluded Taxes” means: (1) Taxes imposed on or payable by the Company or any Subsidiary, or for which the Company or any Subsidiary otherwise may be liable, for any Pre-Closing Period; (2) Taxes resulting from any breach of or inaccuracy in any representation or warranty contained in Section 3.17 or Section 3.21 or any breach of any covenant contained in Section 6.1(c); (3) Taxes imposed on or payable by the Company or any Subsidiary, or for which the Company or any Subsidiary otherwise may be liable (a) pursuant to any contract for any Pre-Closing Period, (b) by reason of having been a member of (or leaving) any consolidated, combined, unitary or affiliated group prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), (c) by reason of a tax sharing, indemnity or similar agreement entered into by the Company, any Subsidiary or any of their past or present Affiliates prior to the Closing Date or (d) by reason of transferee or successor liability arising in respect of a transaction undertaken by the Company or any Subsidiary or any of their present or past Affiliates prior to the Closing Date; (4) with respect to any Straddle Period, Taxes imposed on or payable by the Company, any Subsidiary that are allocable, pursuant to Section 6.13(c), to the portion of such period ending on the Closing Date; (5) any and all Incremental Flow-Thru Taxes; and (6) all Taxes that the Company or any Subsidiary is liable for as a result of the Section 338(h)(10) Elections.

“Florence Facility” means the real property used by the Company and the Subsidiaries located at 238 South Coit Street, Florence, South Carolina 29503.

“Flow-Thru Entity” means any entity (1) that is treated for income tax purposes as (a) a partnership, (b) a “controlled foreign corporation” within the meaning of Code section 957 or (c) a “passive foreign investment corporation” within the meaning of Code section 1297, or (2) with respect to which a holder of a (direct or indirect) equity interest in the entity is (or could be) subject to Tax under the Code (or other Applicable Laws relating to Taxes) by reference to earnings, income, assets or activities of the entity (including any disregarded entity).

“Funds Flow Agreement” means the Funds Flow Agreement to be entered into by the Purchaser and the Seller at the Closing in substantially the form attached hereto as Exhibit D.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any foreign, federal, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission, self-regulatory organization, or any court, tribunal or judicial or arbitral body.

“Hazardous Material” means any material, chemical or substance listed, defined, designated or regulated as hazardous or toxic in, or as a pollutant, contaminant or waste under, or otherwise is regulated pursuant to, any Environmental Law, including pesticides, toxic chemicals, petroleum products and by-products, asbestos-containing materials and polychlorinated biphenyls.

“Holdback Amount” means $500,000.

“Incremental Flow-Thru Taxes” means any Taxes payable by the Company, any Subsidiary, the Purchaser, or any other Purchaser Indemnified Person for any period ending after the Closing Date (or portion of a Straddle Period beginning on or after the Closing Date) that are with respect to any earnings, income, assets or activities of any Flow-Thru Entity in the Pre-Closing Period (or portion of any Straddle Period ending on the Closing Date).  The earnings, income, assets and activities of each Flow-Thru Entity for a Pre-Closing Period (or portion of a Straddle Period ending on or before the Closing Date) shall be determined based on a “closing of the books” for such Flow-Thru Entity as of the end of the Closing Date.  Incremental Flow-Thru Taxes shall be computed assuming that the items on the Tax Return with respect to the earnings, income, assets and activities of a Flow-Thru Entity are the last items included on the relevant Tax Return.

“Indebtedness” means, with respect to any Person, all indebtedness of such Person for borrowed money, including: (1) all indebtedness evidenced by notes, debentures, bonds or similar instruments; (2) all capital lease obligations; (3) all obligations issued or assumed as the deferred purchase price of property or services (including all obligations under any acquisition agreements pursuant to which such Person is responsible for any earn-out, note payable or other contingent payments); (4) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or a line of credit; and (5) all guarantees of obligations of another Person of the type described in clauses (1) through (4) of this definition.

“Indemnified Liabilities” means: (1) all Liabilities arising out of or relating to the Pre-Closing Period Actions (including all Actions listed or required to be listed in Section 3.10 of the Disclosure Schedule); (2) all Liabilities arising out of or relating to the Pre-Closing Period E&O Claims; (3) all Indebtedness of the Company and the Subsidiaries; (4) all Liabilities arising out of or relating to the Employee Benefit Plans existing on or prior to the Closing Date, including (A) all Liabilities arising out of or relating to the termination or winding up of any such Employee Benefit Plans or the termination of the Company’s or any Subsidiary’s participation in such Employee Benefit Plans and (B) all Liabilities for “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan; (5) all Liabilities with respect to salaries, wages, commissions, bonuses, deferred compensation, vacation, sick pay, paid time off and other employee benefits of any nature (including any retiree benefits such as those retiree benefits set forth on Section 3.21(d) of the Disclosure Schedule under the heading “Retiree Medical Coverage”) that are payable or owed to any current or former employees or independent contractors of the Company or any Subsidiary in respect of services rendered prior to or on the Closing Date (including under any incentive plan or bonus plan sponsored by the Company or any Subsidiary), except to the extent any such amounts are accrued as a Current Liability on the Closing Statement and included in the calculation of Final Closing Working Capital; (6) all Liabilities arising out of or relating to claims by any current or former employees or independent contractors of the Company or any Subsidiary for workers’ compensation or disability benefits payable on account of any injury, illness or other condition arising prior to or on the Closing Date; (7) all Liabilities (including severance and related obligations) arising out of or relating to the termination of any employee or independent contractor of the Company or any Subsidiary whose employment or engagement is terminated prior to or on the Closing Date; (8) all other Liabilities for which the Seller is liable pursuant to Section 6.12; (9) the Excluded Taxes; (10) all Liabilities arising out of or relating the ownership or operation of the Business on or prior to the Closing Date that arise under or relate to the violation of Environmental Laws; (11) all Liabilities arising out of or relating to any failure of the Company or any Subsidiary to comply with the trust position requirements of any Applicable Law or any Contract with any insurance carrier; (12) all Liabilities arising out of or relating to any failure of the Company or any Subsidiary to pay any amounts (including any interest, penalties, fees and additions imposed by any Governmental Authority with respect to such amounts) to any state abandoned property administrator or other public official pursuant to any abandoned property, escheat or similar law that is attributable to abandoned or unclaimed property the liability for which accrued on or prior to the Closing Date; (13) all Liabilities arising out of or relating to the Terminating Arrangements; (14) all Liabilities arising out of or relating to the Assigned Items; and (15) the Investment Banker Fee and the Legal Fee to the extent not paid by or on behalf of the Seller at the Closing.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, entitled to indemnification pursuant to Article 9.

“Indemnifying Party” means a party that is required to indemnify any Indemnified Party pursuant to Article 9.

“Intellectual Property Rights” means all intellectual property and other similar proprietary rights, whether owned or held for use under license, whether registered or unregistered, including: (1) all patents and patent applications; (2) all trademarks, service marks, logos, trade dress, trade names, corporate names, Internet domain names and website content, including all goodwill associated therewith and symbolized thereby, and all applications, registrations and renewals in connection therewith; (3) all copyrights, copyrightable works of authorship and moral rights; (4) all trade secrets and other confidential or proprietary information; and (5) all computer software (excluding “shrink-wrap,” “click-wrap” and commercially available “off the shelf” software), including all source code and related source code documentation.

“Investment Banker Fee” means the total amount of fees, expenses and other amounts payable to Sandler O’Neill & Partners, L.P. for services rendered in connection with the Contemplated Transactions.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Seller” means the actual knowledge, after reasonable inquiry and investigation, of any of Allison Rhyne, James Rowe, Robin Easterlin, Susan Best and Susan Bagwell.

“Leased Premises” means the real property leased by the Company or any Subsidiary pursuant to the Leases and located at (1) 176 McSwain Drive, West Columbia, Lexington

County, South Carolina, (2) 50 Palmetto Bay Road, Hilton Head Island, Beaufort County, South Carolina, (3) 1125 South Church Street, Burlington, Alamance County, North Carolina, (4) 1137 South Church Street, Burlington, Alamance County, North Carolina, (5) 46-F Sams Point Road, Beaufort, Beaufort County, South Carolina, (6) 1160 Fording Island Road (Lot 1 Commerce Place), Bluffton, Beaufort County, South Carolina, (7) 102 Third Avenue, Unit D, Ridgeland, South Carolina 29936, and (8) 102 Third Avenue, Unit E, Ridgeland, South Carolina 29936.

“Leases” means (1) the Office Building Lease (Net Lease) dated as of January 1, 2001 by and between Ronald F. Johnson, as landlord, and Johnson, as tenant, as amended on June 1, 2002 by that certain Amendment to Lease, (2) the Commercial Lease Agreement effective as of September 1, 2004 by and between The Rowe Farm, L.P., a South Carolina limited partnership, as landlord, and Kinghorn, as tenant, (3) the Lease Agreement effective as of April 1, 2008 by and between The Somers-Pardue Agency, Inc., a North Carolina corporation, as landlord, and the Company, as tenant, (4) the Lease dated as of October 1, 2006 by and between Frederick Nicholas Hunt and Rosemary Richardson Hunt, as trustees, or successors in trust, of the Frederick Nicholas Hunt and Rosemary Richardson Hunt Revocable Trust Agreement dated May 6, 2002, and any amendments thereto, as landlord, and the Company, as tenant, (5) the Commercial Lease Agreement dated as of January 1, 2006 by and between Tier II Holding Company, LLC, a South Carolina limited liability company (“Tier II”), as landlord, and Kinghorn, as tenant, (6) the Commercial Lease Agreement dated as of March 1, 2005 by and between Tier II, as landlord, and Kinghorn, as tenant, and (7) the Commercial Lease Agreement dated as of January 1, 2006 by and between Tier II, as landlord, and Kinghorn, as tenant.

“Legal Fee” means the total amount of fees, expenses and other amounts payable for legal services rendered to the Company, the Subsidiaries and the Seller in connection with the Contemplated Transactions.

“Liability” means any liability, debt, obligation or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured), including any arising under any Applicable Law, License, Action or Contract.

“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.

“Lien” means, with respect to any asset or property, any lien, mortgage, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset or property.

“Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Maple Tree, as amended from time to time.

“Maple Tree” means Maple Tree Holdings, L.P., a Delaware limited partnership and the ultimate parent company of the Purchaser.

“Material Adverse Effect” means any effect, event, occurrence or change that, individually or in the aggregate, (1) has or would reasonably be expected to have a material adverse effect on the assets, business, financial condition, liabilities or results of operations of the Company and the Subsidiaries taken as a whole, or (2) is reasonably likely to prevent or materially impair or delay the ability of the Seller to perform its respective obligations hereunder or to timely consummate the Contemplated Transactions; provided, however, that for purposes of clause (1) above, none of the following shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect:  (i) any act of war, terrorism or armed hostilities; (ii) any changes in Applicable Law or GAAP; (iii) any changes affecting the United States or global economy or the insurance brokerage industry generally; or (iv) the effects of the actions or omissions expressly required by this Agreement or that are taken with the prior written consent of the Purchaser, except, in the case of the foregoing clauses (i), (ii), (iii) and (iv), to the extent any of the matters referred to therein has had or would be reasonably likely to have a materially disproportionate adverse effect on the assets, business, financial condition, liabilities or results of operations of the Company and the Subsidiaries relative to other insurance brokers.

“Myrtle Beach Facility” means the real property used by the Company and the Subsidiaries located at 4331 Robert M. Grissom Parkway, Myrtle Beach, South Carolina  29577.

“New Leases” means, collectively, (1) a Lease Agreement between the Purchaser and the Bank with respect to the Charleston Facility in substantially the form attached hereto as Exhibit E-1, and (2) a Lease Agreement between the Purchaser and the Bank with respect to the Myrtle Beach Facility in substantially the form attached hereto as Exhibit E-2.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Person in question.

“Permitted Liens” means: (1) statutory Liens for current Taxes that are not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings, in each case for which adequate accruals or reserves have been established on the Estimated Working Capital Statement; (2) Liens imposed by Applicable Law, such as materialmen’s, mechanic’s, workmen’s, carrier’s and repairmen’s Liens, that arise or are incurred in the Ordinary Course of Business to secure amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings, and do not in the aggregate exceed $25,000; and (3) other Liens that arise or are incurred in the Ordinary Course of Business (other than in connection with any Indebtedness), are not material in amount and do not adversely affect the title of, materially detract from the value of or materially interfere with any present use of, the assets or properties affected by such Lien.

“Person” means any natural person, legal entity or Governmental Authority.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Period Actions” means all existing or future Actions asserting one or more claims that arise out of or relate to any action, inaction, error, omission, event or condition that occurred or is alleged to have occurred prior to the Closing related to the ownership or operation of the Business prior to the Closing, regardless of whether any such Action is asserted or commenced prior to, on or after the Closing Date.

“Pre-Closing Period E&O Claims” means all Pre-Closing Period Actions in the nature of “errors or omissions” claims.

“Purchaser Indemnified Parties” means (1) the Purchaser, (2) its Affiliates, (3) their respective directors, officers, employees and agents, and (4) their respective heirs, executors, successors and permitted assigns.

“Release” means a Release to be entered into by the Seller for the benefit of the Releasees (as defined therein) at the Closing in substantially the form attached hereto as Exhibit G.

“Remedial Action” means any action required by any Governmental Authority or Environmental Law to clean up, remove, treat or in any other way address any Hazardous Materials.

“Resignation and Release” means a Resignation and Release to be entered into by the Company and each Subsidiary, on the one hand, and each director and officer of the Company or such Subsidiary, on the other hand, at the Closing in substantially the form attached hereto as Exhibit H.

“Retained Employees” means the Business Employees, other than those Business Employees identified on Schedule 6.12(b) and the other Business Employees identified by the Purchaser by written notice to the Seller pursuant to Section 6.12(b).

“Seller Group” means any affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or non-U.S. Applicable Laws) with the Seller as its common parent that has elected, or is required, to file a consolidated, combined or unitary Tax Return.

“Seller Indemnified Parties” means (1) the Seller, (2) its Affiliates, (3) their respective directors, officers, employees and agents and (4) their respective heirs, executors, successors and permitted assigns.

“Solicit” means any direct or indirect communication of any kind whatsoever that invites, advises, encourages or requests any Person, in any manner, to take or refrain from taking any action.

“Somers-Pardue Acquisition Agreement” means that certain Asset Purchase and Sale Agreement dated as of April 10, 2008 by and among Som-Par, Inc. (f/k/a The Somers-Pardue Agency, Inc.), James E. Hair, William R. Kornegay, Allan H. Crouch, Greg A. Lunsford and the Company, as amended, restated, modified or supplemented.

“Somers-Pardue Release” means a Release by Som-Par, Inc. (f/k/a The Somers-Pardue Agency, Inc.), James E. Hair, William R. Kornegay, Allan H. Crouch and Greg A. Lunsford for the benefit of the Company in substantially the form attached hereto as Exhibit F.

“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means: (1) all foreign, federal, state, provincial and local taxes, duties or assessments of any nature whatsoever, including all income, profits, franchise, gross receipts, net receipts, customs duties, capital stock, recording, stamp, document, transfer, severance, payroll, employment, unemployment, social security, disability, sales, use, property, withholding, excise, value-added, ad valorem, occupancy, insurance premium, surplus lines insurance and other taxes in each case imposed by any Governmental Authority; and (2) all interest, penalties, fines and additions imposed by any Governmental Authority with respect to such amounts.

“Tax Contest” means any audit, investigation, claim, litigation, dispute or controversy relating to Taxes.

“Tax Returns” means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.

“Territory” means the States of South Carolina and North Carolina.

“Transfer Taxes” means all transfer, documentary, sales, use, excise, value added, recording, stamp, gains and similar Taxes, together with all interest, penalties, service fees and additions imposed by any Governmental Authority, in connection with the Contemplated Transactions.

“Working Capital” means, as of a specified date, an amount (which may be positive or negative) equal to (1) the Current Assets minus (2) the Current Liabilities.

Section 1.2.                      Cross References.  Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section	Company Intellectual Property	3.16(a)
Additional Lines	6.18(b)	Disclosing Party	6.10(d)
Agreed Amount	9.6	E&O Tail	6.11(a)
Agreement	Preamble	Final Closing Working Capital	2.4(d)
Alternative Transaction	6.5	Financial Statements	3.6(a)
Assigned Items	1.1	Fundamental Representations	9.1(a)
Benefit Administrators	Recitals	Incremental Revenue	6.18(b)
Claim Notice	9.5(a)	Johnson	Recitals
Claimed Amount	9.6	Kinghorn	Recitals
Closing	2.5	Material Contracts	3.9(a)
Closing Date	2.5	Organizational Documents	3.2
Closing Payment	2.3	Preliminary Purchase Price	2.2
Closing Statement	2.4(a)	Prohibited Activity	6.10(e)
Closing Working Capital	2.4(a)	Pre-Closing Tax Return	6.13(b)
Common Stock	Recitals	Purchase Price	2.2
Company	Recitals	Purchase Price Allocation Schedule	6.13(e)(iii)

Purchaser	Preamble	Shares	Recitals
Required Licenses	3.12	Subsidiaries	Recitals
Rules	9.8(e)	Terminating Arrangements	6.14
Section 338(h)(10) Elections	6.13(e)(i)	Termination Date	6.1(a)
Section 338(h)(10) Forms	6.13(e)(ii)	Third Party Claim	9.5(a)
Seller	Preamble	Uncollected Receivable	2.4(b)
Seller Group Return	6.13(b)(i)

ARTICLE 2
PURCHASE PRICE; CLOSING

Section 2.1.                      Acquisition of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares, free and clear of any and all Liens.

Section 2.2.                      Purchase Price.  The aggregate purchase price for the Shares (the “Purchase Price”) shall be $38,013,522 in cash (the “Preliminary Purchase Price”), subject to adjustment after the Closing as provided in Section 2.4.

Section 2.3.                      Payment of Preliminary Purchase Price.  At the Closing, the Purchaser shall pay to the Seller an amount in cash (the “Closing Payment”) equal to (a) the Preliminary Purchase Price, (b) minus the Holdback Amount, and (c) plus, if a positive number, the Estimated Closing Working Capital or minus, if a negative number, the absolute amount of the Estimated Closing Working Capital.  The Seller authorizes and directs the Purchaser to deliver, and the Purchaser agrees to deliver, the Closing Payment in accordance with the instructions set forth in the Funds Flow Agreement.  The Seller acknowledges and agrees that, upon delivery of the Closing Payment in accordance with the Funds Flow Agreement, the Purchaser shall have no further liability hereunder with respect to the Closing Payment.

Section 2.4.                      Working Capital Adjustment.

(a) Closing Statement.  No later than 120 days after the Closing Date, the Purchaser (with the assistance of the Seller to the extent requested by the Purchaser, for which the Seller shall not receive compensation of any kind) shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (the “Closing Statement”) setting forth the Purchaser’s good faith calculation of Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”).  The Closing Statement (i) shall be prepared in accordance with the Agreed Accounting Policies applied in a manner consistent with the preparation of the Estimated Working Capital Statement, (ii) shall include substantially the same line items reflected in the Estimated Working Capital Statement and (iii) shall be accompanied by reasonable supporting documentation sufficient to permit verification of the calculation.

(b) Uncollected Receivables.  Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the Purchaser shall not be required to include in the Closing Statement any account or note receivable of the Company or any Subsidiary that was not collected as of the Closing and remains uncollected as of the 100th day after the Closing Date (any such account or note receivable that is not reflected on the Closing Statement, an

“Uncollected Receivable”).  If the Purchaser exercises this right, concurrently with the delivery of the Closing Statement, the Purchaser shall assign to the Seller all right, title and interest of the Purchaser in and to the Uncollected Receivables.

(c) Dispute Resolution Procedures.

(i) If the Seller disagrees in good faith with the Purchaser’s calculation of Closing Working Capital as set forth in the Closing Statement, the Seller may, within twenty (20) days following the Purchaser’s delivery of the Closing Statement, deliver to the Purchaser a written notice of disagreement setting forth in reasonable detail those items or amounts included in the Closing Statement as to which the Seller disagrees and the basis for such disagreement.  The Seller shall provide reasonable supporting documentation for each such disagreement concurrently with the delivery of such notice of disagreement.  The parties agree that the only valid basis for a notice of disagreement shall be that (A) an amount set forth in the Closing Statement was not properly calculated in accordance with the Agreed Accounting Policies applied in a manner consistent with the preparation of the Estimated Working Capital Statement or (B) there was a mathematical or computational error in the recording of any amount included in the Closing Statement.  The Seller shall be deemed to have agreed with all other items and amounts set forth in the Closing Statement other than those specified in a notice of disagreement.

(ii) If the Seller does not timely deliver a notice of disagreement to the Purchaser that complies with this Section 2.4, or if the Seller delivers a notice to the Purchaser that states that the Seller agrees with the Purchaser’s calculation, the Closing Statement delivered pursuant to Section 2.4(a) and the calculation of Closing Working Capital set forth therein shall be deemed to have been accepted and shall be final, binding and conclusive on the parties.

(iii) If the Seller timely delivers a notice of disagreement to the Purchaser that complies with this Section 2.4, the Purchaser and the Seller shall, during the twenty (20) days following such delivery, negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed items specified in the notice of disagreement.  Any such disputed items that are resolved by a written agreement between the Purchaser and the Seller shall be final, binding and conclusive on the parties and shall become part of the calculation of Closing Working Capital.

(iv) If the Purchaser and the Seller are unable to resolve all of the disputed items specified in a notice of disagreement during such twenty-day period, either party may submit the unresolved disputed items to an independent accounting firm mutually acceptable to the Purchaser and the Seller for resolution.  If the parties are unable to mutually agree on an independent accounting firm, each of the Purchaser and the Seller shall select one independent accounting firm, and the two firms so selected shall select a third independent accounting firm, which shall act as the independent accounting firm hereunder to resolve the disputed items.

Each party agrees to execute, if requested by the accounting firm, a reasonable engagement letter with such accounting firm.  The Purchaser and the Seller shall jointly instruct the accounting firm that: (A) it shall act as an expert in accounting, and not as an arbitrator, to resolve the unresolved disputed items specified in the notice of disagreement in accordance with the Agreed Accounting Policies applied in a manner consistent with the preparation of the Estimated Working Capital Statement; (B) it may not determine an amount of Closing Working Capital in excess of that claimed by the Seller or less than that claimed by the Purchaser; and (C) it shall deliver to the Purchaser and the Seller, as promptly as practicable and in any event within thirty (30) days following the submission of the unresolved disputed items to the accounting firm, a written report setting forth its calculation of Closing Working Capital, which report shall be final, binding and conclusive on the parties.  The fees and expenses of the accounting firm shall be borne by the Purchaser, on the one hand, and the Seller, on the other hand, in the same proportion that their respective positions are confirmed or rejected by the accounting firm (which proportionate allocations also shall be determined by the accounting firm and included in its report).

(d) Final Closing Working Capital.  The Closing Working Capital, as finally determined pursuant to this Section 2.4 (whether by failure of the Seller to deliver a timely notice of disagreement that complies with this Section 2.4, by agreement of the Seller and the Purchaser or by determination of an independent accounting firm), shall be referred to herein as the “Final Closing Working Capital.”

(e) Adjustment.  Subject to the Purchaser’s right of set-off pursuant to Section 9.8, as promptly as practicable (but in no event later than five (5) Business Days) after the determination of Final Closing Working Capital pursuant to this Section 2.4:

(i) If Final Closing Working Capital exceeds Estimated Closing Working Capital, the Purchaser shall pay to the Seller (A) the amount of such excess plus (B) the Holdback Amount by wire transfer of immediately available funds to the bank account designated in writing by the Seller at least one (1) Business Day prior to the scheduled payment date, and the Purchase Price shall be deemed increased by the amount of such excess (and for the avoidance of doubt, the Purchase Price shall not be deemed to be increased by the Holdback Amount).

(ii) If Final Closing Working Capital is less than Estimated Closing Working Capital and the absolute amount of such shortfall is less than the Holdback Amount, the Purchaser shall pay to the Seller an amount equal to the Holdback Amount minus the absolute amount of such shortfall by wire transfer of immediately available funds to a bank account designated in writing by the Seller at least one (1) Business Day prior to the scheduled payment date, and the Purchase Price shall be deemed decreased by the absolute amount of such shortfall.  The Purchaser shall retain the remaining portion of the Holdback Amount.

(iii) If Final Closing Working Capital is less than Estimated Closing Working Capital and the absolute amount of such shortfall exceeds the Holdback Amount, the Purchaser shall retain the Holdback Amount and the Seller shall pay to the Purchaser an amount equal to such excess by wire transfer of immediately available funds to a bank account designated in writing by the Purchaser at least one (1) Business Day prior to the scheduled payment date, and the Purchase Price shall be deemed decreased by the Holdback Amount plus the amount of such excess.

(f) Access.  During the period from and after the Closing Date through the resolution of any matters contemplated by this Section 2.4, including if applicable the period during which the accounting firm is reviewing the disputed matters specified in a notice of disagreement, the Purchaser shall (and shall cause its representatives to) afford the Seller and its representatives, on a confidential basis, reasonable access during normal business hours to the books and records of the Company and the Subsidiaries to the extent related to the calculation of Closing Working Capital, subject to the execution by the Seller and its representatives of a confidentiality agreement in form and substance reasonably acceptable to the Purchaser.

Section 2.5.                      Closing.  Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of the Purchaser in Chicago, Illinois at 10:00 a.m., local time, on the later to occur of (a) June 1, 2011 or (b) the first Business Day of the calendar month following the satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions precedent to the obligations of the parties set forth in Article 7 (other than those conditions that by their nature or terms are to be satisfied by the delivery of documents or the payment of money at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of those conditions).  The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date.”  All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously.

Section 2.6.                      Closing Deliveries of Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser all of the following:

(a) stock certificates evidencing the Shares, accompanied by duly executed stock powers in form and substance reasonably satisfactory to Purchaser;

(b) stock certificates evidencing all of the issued and outstanding shares of capital stock of each Subsidiary registered in the name of the Company;

(c) a certificate of good standing or foreign qualification, as applicable, for the Company and each Subsidiary issued as of a recent date by the Secretary of State of the States of South Carolina and North Carolina;

(d) a copy of the Company’s and each Subsidiary’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of South Carolina;

(e) a certificate of the secretary of the Company and each Subsidiary, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to (i) no amendments to their respective Articles of Incorporation since the date of their respective certificates specified in clause (d) above and (ii) their respective By-laws as in effect as of the Closing Date;

(f) a certificate of good standing for the Seller issued as of a recent date by the Secretary of State of the State of Delaware;

(g) a copy of the Seller’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(h) a certificate of the secretary or an assistant secretary of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to the resolutions adopted by the Board of Directors of the Seller authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

(i) the Assignment and Assumption Agreement, duly executed by the Seller and the Company;

(j) the Assignment of Domain Names, duly executed by the Seller;

(k) a Confidentiality and Non-Solicitation Agreement in form and substance satisfactory to the Purchaser, duly executed by each Retained Employee listed on Schedule 1.1;

(l) the Confidentiality and Non-Solicitation Agreements in form and substance satisfactory to the Purchaser, duly executed by each of the other Retained Employees which are obtained by the Seller prior to the Closing pursuant to Section 6.12(c);

(m) the Funds Flow Agreement, duly executed by the Seller;

(n) the New Leases, duly executed by the Bank;

(o) the Somers-Pardue Release, duly executed by the parties thereto;

(p) the Release, duly executed by the Seller;

(q) a Resignation and Release, duly executed by each director and each officer of the Company and each Subsidiary;

(r) the minute books, stock books, ledgers and registers, corporate seal and other corporate books and records of the Company and each Subsidiary;

(s) the certificate of the Seller required to be delivered pursuant to Section 7.3(d);

(t) a certificate, in form and substance reasonably satisfactory to the Purchaser, as to the non-foreign status of the Seller pursuant to section 1.1445-2(b)(2) of the United States Treasury Regulations, duly executed by the Seller;

(u) certificates, in form and substance reasonably satisfactory to the Purchaser, as to the non-foreign status of the Company and each of its Subsidiaries pursuant to section 1.1445-2(b)(2) of the United States Treasury Regulations, duly executed by the Company and each of its Subsidiaries, in each case as applicable;

(v) a certificate of endorsement, in form and substance reasonably satisfactory to the Purchaser, evidencing each E&O Tail;

(w) documentation, in form and substance reasonably satisfactory to the Purchaser, evidencing (i) the termination of the Employee Benefit Plans sponsored by the Company or any Subsidiary and (ii) the termination of the Company’s and the Subsidiaries’ participation in the other Employee Benefit Plans, in each case, effective immediately prior to the Closing;

(x) such Lien releases, payoff letters and/or termination statements, in form and substance reasonably satisfactory to the Purchaser, as the Purchaser may reasonably require to evidence the repayment in full of all Indebtedness of the Company and the Subsidiaries and the release and discharge of all Liens on the assets and properties of the Company and the Subsidiaries;

(y) documentation in form and substance satisfactory to Purchaser, evidencing the termination of the agreements set forth in Schedule 6.14; and

(z) all consents, waivers or approvals obtained by the Company, any Subsidiary or the Seller with respect to the consummation of the Contemplated Transactions, including the consents, waivers and approvals identified in Sections 3.3(b) and 4.3(b) of the Disclosure Schedule.

Section 2.7.                      Closing Deliveries of Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller all of the following:

(a) the Closing Payment, payable in accordance with the instructions set forth in the Funds Flow Agreement;

(b) the Assignment of Domain Names, duly executed by the Purchaser;

(c) the Confidentiality and Non-Solicitation Agreements, duly executed by the Purchaser;

(d) the Funds Flow Agreement, duly executed by the Purchaser;

(e) the New Leases, duly executed by the Purchaser;

(f) a certificate of the secretary or an assistant secretary of the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, as to the resolutions adopted by the Board of Directors of the Purchaser authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date; and

(g) the certificate of the Purchaser required to be delivered pursuant to Section 7.2(c).

Section 2.8.                      Withholding.  The Purchaser, the Company and the Subsidiaries will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as the Purchaser, the Company or any Subsidiary (or any Affiliate thereof) shall determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of Applicable Laws.  To the extent that amounts are so withheld by the Purchaser, the Company or any Subsidiary, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY AND THE SUBSIDIARIES

As an inducement to the Purchaser to enter into this Agreement and to consummate the Contemplated Transactions, the Seller represents and warrants to the Purchaser as follows:

Section 3.1.                      Organization.  The Company and each Subsidiary: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina; (b) has the requisite corporate power and authority and possesses all necessary Licenses to own or lease and to operate and use its assets and properties and to carry on its business as currently conducted; and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth in Section 3.1 of the Disclosure Schedule, which are the only jurisdictions where such qualification or licensing is necessary under Applicable Law, except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2.                      Organizational Documents and Corporate Records.  The Seller previously has delivered to the Purchaser true and complete copies of the Company’s and each Subsidiary’s Articles of Incorporation and By-laws, each as amended to date (collectively, the “Organizational Documents”).  Neither the Company nor any Subsidiary is in default under or in violation of any provision of its Organizational Documents.  The Seller previously has delivered to the Purchaser true and complete copies of the minutes of all meetings of, and all actions taken by written consent by, the shareholders, board of directors and committees of the board of directors of the Company and each Subsidiary during the past five (5) years.

Section 3.3.                      No Conflicts; Required Consents.

(a) The execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which the Seller is a party do not, and the consummation by the Seller of the

Contemplated Transactions will not, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Shares, any shares of capital stock of any Subsidiary or any assets or properties of the Company or any Subsidiary under, (i) any provision of the Organizational Documents, (ii) any Applicable Law binding upon or applicable to the Company, any Subsidiary or any of their assets or properties, or (iii) assuming that all consents, approvals, authorizations, filings, notifications and other actions referred to in Section 3.3(b) of the Disclosure Schedule are obtained, given or taken, any Contract or License to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of their assets or properties is bound, other than, in the case of clause (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.3(b) of the Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by the Company or any Subsidiary as a result of or in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4.                      Capitalization.

(a) The authorized capital stock of the Company consists of an aggregate of 100,000 shares of Common Stock, of which 50,000 shares of Common Stock (constituting the Shares) are issued and outstanding.  All of the Shares are owned, beneficially and of record, by the Seller.  The Shares have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any Applicable Law, and are not subject to and were not issued in violation of any preemptive rights, rights of first refusal or rights of first offer.

(b) Except as described in Section 3.4(a), there are no outstanding: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of the Company; (iii) subscriptions, options or other rights to acquire from the Company, or other obligation of the Company to issue or deliver, any shares of capital stock, other voting securities, or securities convertible into or exercisable or exchangeable for shares of capital stock or other voting securities, of the Company; (iv) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters with the shareholders of the Company; or (v) stock appreciation, “phantom” stock or other equity equivalent rights with respect to the Company.

(c) Except as set forth in Section 3.4(c) of the Disclosure Schedule:  (i) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Shares; (ii) there are no agreements to register any Shares or sales or resales thereof under any applicable securities laws; and (iii) there are no shareholder agreements, voting trusts or other agreements or understandings with respect to the Common Stock to which the Company, any Subsidiary or the Seller is a party or otherwise bound.

Section 3.5.                      Subsidiaries and Investments.

(a) Section 3.5(a) of the Disclosure Schedule sets forth the amount and type of each Subsidiary’s authorized capital stock and the amount and type of each Subsidiary’s issued and outstanding capital stock.  All of the issued and outstanding capital stock of each Subsidiary is owned, beneficially and of record, by the Company in the amounts set forth in Section 3.5(a) of the Disclosure Schedule.  All of the issued and outstanding capital stock of each Subsidiary has been duly authorized, is validly issued, fully paid and non-assessable, was not issued in violation of any Applicable Law, and is not subject to and was not issued in violation of any preemptive rights, rights of first refusal or rights of first offer.

(b) Except as set forth in Section 3.5(a) of the Disclosure Schedule, no Subsidiary has any outstanding: (i) shares of capital stock or other voting securities; (ii) securities of such Subsidiary convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of such Subsidiary; (iii) subscriptions, options or other rights to acquire from such Subsidiary, or other obligation of such Subsidiary to issue or deliver, any shares of capital stock, other voting securities, or securities convertible into or exercisable or exchangeable for shares of capital stock or other voting securities, of such Subsidiary; (iv) bonds, debentures, notes or other indebtedness of such Subsidiary having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters with the Company, as the sole shareholder of such Subsidiary; or (v) stock appreciation, “phantom” stock or other equity equivalent rights with respect to such Subsidiary.

(c)  There are no (i) outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of such Subsidiary, (ii) agreements to register any issued and outstanding shares of capital stock of any Subsidiary or sales or resales thereof under any applicable securities laws, and (iii) shareholder agreements, voting trusts or other agreements or understandings with respect to the capital stock of any Subsidiary to which the Company, any Subsidiary or the Seller is a party or otherwise bound.

(d) Other than the Subsidiaries, the Company does not directly or indirectly own, of record or beneficially, any securities or other equity interests in, have any investment in or control any other Person.

Section 3.6.                      Financial Statements.

(a) The Seller previously has delivered to the Purchaser, and attached to Section 3.6(a) of the Disclosure Schedule are, true and complete copies of the following consolidated financial statements of the Company and the Subsidiaries (collectively, the “Financial Statements”):  (i) the unaudited consolidated balance sheets of the Company and the Subsidiaries as of September 30, 2008, September 30, 2009 and September 30, 2010, and the related unaudited consolidated statements of income of the Company and the Subsidiaries for the fiscal years then ended; and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of April 30, 2011, and the related unaudited consolidated statement of income of the Company and the Subsidiaries for the seven (7) months then ended.

(b) The Financial Statements: (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Company and the Subsidiaries, which reflect only actual transactions; (ii) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein and subject, in the case of the interim financial statements referred to in Section 3.6(a)(ii) above, to the absence of footnotes and to normal year-end adjustments that are not material in amount or effect); and (iii) present fairly and accurately, in all material respects, the financial condition and results of operations of the Company and the Subsidiaries as of the date thereof or for the period covered thereby.

(c) The books and financial records of the Company and the Subsidiaries that were used as source documentation for the preparation of the Estimated Working Capital Statement and the Financial Statements are true and correct in all material respects, reflect only actual transactions and have been maintained in accordance with sound business practices and Applicable Law.

(d) All accounts receivable reflected on the Estimated Working Capital Statement or the Financial Statements have arisen from, and all such receivables to be reflected on the Closing Statement will have arisen from, bona fide transactions in the Ordinary Course of Business, and are or will be valid, genuine and fully collectible in the Ordinary Course of Business without resort to litigation or extraordinary collection activity, less any reserves for doubtful accounts reflected on the Closing Statement.

Section 3.7.                      No Undisclosed Liabilities; Indebtedness and Liens.

(a) Neither the Company nor any Subsidiary has any Liabilities, other than Liabilities (i) accrued or reserved against on the Estimated Working Capital Statement or the Financial Statements or (ii) similar in nature and amount to those accrued or reserved against on the Estimated Working Capital Statement or the Financial Statements that have been incurred after April 30, 2011 in the Ordinary Course of Business and not in violation of this Agreement, and that are not, individually or in the aggregate, material to the Business.

(b) Except as set forth on Section 3.7(b) of the Disclosure Schedule, (i) neither the Company nor any Subsidiary has any Indebtedness, (ii) neither the Company nor any Subsidiary guarantees any Indebtedness of any Person, and (iii) there are no Liens on the assets and properties of the Company or any Subsidiary, except for Permitted Liens.

Section 3.8.                      Absence of Certain Changes.  Except as set forth in Section 3.8 of the Disclosure Schedule, since September 30, 2010, the Company and the Subsidiaries have conducted the Business only in the Ordinary Course of Business, and there has not been:

(a) any change, condition, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the assets or properties of the Company or any Subsidiary;

(c) any change in any compensation or benefits arrangement or agreement with any Business Employee, other than in the Ordinary Course of Business;

(d) any amendment to, termination of, or acceleration of benefits under any Employee Benefit Plan, other than as set forth in the terms thereof or as contemplated by this Agreement, or any commitment to enter into any new Employee Benefit Plan, other than as required by Applicable Law; or

(e) any action authorized or taken that, if authorized or taken after the date hereof, would constitute a breach of any covenant set forth in Section 6.1(b).

Section 3.9.                      Material Contracts.

(a) Except as set forth in Section 3.9(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or otherwise bound by any of the following Contracts (the Contracts set forth in Section 3.9(a) of the Disclosure Schedule and those Contracts required to be set forth therein are collectively referred to as the “Material Contracts”):

(i) any lease or sublease of real property;

(ii) any lease of material personal property involving an aggregate annual payment of $25,000 or more;

(iii) any Contract (excluding those with any insurance carrier or underwriter) providing for either (A) annual payments by or to the Company or any Subsidiary of $25,000 or more or (B) aggregate payments by or to the Company or any Subsidiary of $50,000 or more;

(iv) any Contract that is not terminable on not more than 60 days notice and without the payment of any penalty by, or any other material consequence to, the Company or any Subsidiary;

(v) any Contract involving any partnership, joint venture, strategic alliance or other similar arrangement;

(vi) any Contract involving the acquisition or disposition of assets or properties (whether by merger, sale of equity, sale of assets or otherwise), including any Contract under which the Company or any Subsidiary is, or may become, obligated to pay any amount in respect of an “earn-out” or other form of deferred purchase price payment;

(vii) any Contract evidencing or guaranteeing Indebtedness (including all loan agreements, bonds, debentures, notes, mortgages, indentures or guarantees) or evidencing or granting a Lien on any assets or properties of the Company or any Subsidiary;

(viii) any Contract relating to the employment, engagement, or compensation of any Business Employee, including, without limitation, any deferred compensation agreements, severance agreements, non-solicitation or non-competition agreements or change of control agreements;

(ix) any Contract between the Company or any Subsidiary, on the one hand, and the Seller, any Affiliate of the Seller or any director or officer of the Company or any Subsidiary, on the other hand (other than any Contracts covered by clause (viii) above);

(x) any license, sublicense or royalty agreement relating to any Intellectual Property Rights, other than standard license agreements relating to any “shrink wrap,” “click wrap” or “off the shelf” software that is generally commercially available;

(xi) any Contract that limits or purports to limit the ability of the Company or any Subsidiary (or would limit the ability of the Purchaser after the Closing) to compete in any line of business or with any Person or to operate in any geographic area or during any period of time;

(xii) any Contract with any insurance carrier or underwriter involving annual premiums equal to or greater than $2,000,000; or

(xiii) any other Contract that is material to the Business or the absence of which would have a Material Adverse Effect.

(b) Each Material Contract (i) is a legal, valid and binding obligation of the Company or the Subsidiary party thereto and, to the Knowledge of the Seller, the other parties thereto, (ii) is in full force and effect in accordance with its terms and (iii) upon consummation of the Contemplated Transactions, will continue in full force and effect without penalty or other adverse consequence, subject to obtaining the consents and approvals referred to in Section 3.3(b) of the Disclosure Schedule.  None of the Seller, the Company, any Subsidiary or, to the Knowledge of the Seller, any other party to any Material Contract has received any written notice of, or is in, any breach of or default under any Material Contract.  The Seller previously has delivered to the Purchaser a true and complete copy of each Material Contract, including all amendments thereto.

Section 3.10.                      Legal Proceedings.  Section 3.10 of the Disclosure Schedule lists, in reasonable detail, all Actions to which the Company or any Subsidiary is a party or is subject and, to the Knowledge of the Seller, all threatened Actions to which the Company or any Subsidiary may become subject, and true and complete copies of all pleadings, correspondence and other documents relating to each Action disclosed therein have been made available to the Purchaser.  Except as set forth in Section 3.10 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Seller, threatened against the Company, any Subsidiary or the Seller that (a) individually or in the aggregate, if determined or resolved adversely to the

Company, such Subsidiary or the Seller, would reasonably be expected to have a Material Adverse Effect or (b) in any manner challenges the validity of this Agreement or seeks to prevent, enjoin, alter or materially delay the consummation of the Contemplated Transactions.  Neither the Company nor any Subsidiary is subject to or otherwise bound by any Applicable Law that prohibits or limits in any material respect the conduct of the Business.

Section 3.11.                      Compliance with Laws.  The Company and the Subsidiaries currently conduct, and since January 1, 2006 have conducted, the Business in compliance with all Applicable Laws (including Applicable Laws relating to (a) price fixing, bid rigging and other anticompetitive activities and (b) the separation and accounting of premium trust funds and all regulatory and other requirements of any Governmental Authority relating to trust accounts and insurance premium liability), except for any noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Company, any Subsidiary or the Seller has received any notice of any material violation of and, to the Knowledge of the Seller, neither the Company nor any Subsidiary is under investigation or review by any Governmental Authority with respect to and has not been threatened to be charged with any material violation of, any Applicable Law.

Section 3.12.                      Licenses.  The Company, the Subsidiaries and the Business Employees hold or possess, and are in compliance with, all insurance agent and/or broker Licenses and all other material Licenses required for the lawful conduct of the Business as currently conducted (the “Required Licenses”), except for any failure to hold or possess any License or any noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Section 3.12 of the Disclosure Schedule sets forth a true and complete list of each Required License, together with the name of the Governmental Authority issuing such Required License.  Except as set forth in Section 3.12 of the Disclosure Schedule: (a) each Required License is valid and in full force and effect; (b) none of the Company, any Subsidiary or, to the Knowledge of the Seller, any Business Employee has received any written notice of, or is in, any material violation of or default under any Required License; (c) no Required License will be terminated or impaired solely as a result of the Contemplated Transactions; and (d) no Actions are pending or, to the Knowledge of the Seller, threatened that would result in the revocation, cancellation, suspension or adverse modification of any Required License.

Section 3.13.                      Title to and Sufficiency of Assets.  The Company and the Subsidiaries have, and at the Closing will have, good, valid and marketable title to, or in the case of leased assets and properties a valid leasehold interest in, all of the assets and properties owned or leased by the Company and such Subsidiary, in each case free and clear of any and all Liens (other than Permitted Liens).  There is no Contract granting any Person any vesting rights in, or any right of first refusal or other preferential right to purchase, the assets or properties of the Company or any Subsidiary or any portion thereof.  The assets and properties of the Company and the Subsidiaries constitute all of the assets and properties required to conduct the Business as currently conducted.

Section 3.14.                      Real Property.  Neither the Company nor any Subsidiary owns or has ever owned any real property and neither the Company nor any Subsidiary has any options or rights of first refusal to purchase any real property.  Except for the Leased Premises, neither the

Company nor any Subsidiary leases any real property.  The Company or a Subsidiary has a valid and existing leasehold interest in, and the right to quiet enjoyment of, the Leased Premises, and none of the lessors of the Leased Premises will be entitled to terminate the leases relating thereto solely as a result of the consummation of the Contemplated Transactions, other than as provided in Section 3.14 of the Disclosure Schedule.  There are no Contracts granting to any third party the right of use or occupancy of any portion of the Leased Premises.  To the Knowledge of the Seller, there are no material latent defects or material adverse physical conditions affecting the Leased Premises, the Charleston Facility or the Myrtle Beach Facility and all building systems and improvements to, or which constitute a portion of, the Leased Premises, the Charleston Facility and the Myrtle Beach Facility are in good condition and repair, ordinary wear and tear excepted.  To the Knowledge of the Seller, neither the whole nor any part of the Leased Premises is subject to any pending or threatened suit for condemnation or other taking by any Governmental Authority.

Section 3.15.                      Personal Property.  All material tangible personal property used or held for use in the operation or conduct of the Business as currently conducted has been reasonably maintained in accordance with good business practice, is in good operating condition (with the exception of normal wear and tear) and is substantially suitable for its present uses.  Except as set forth on Section 3.15 of the Disclosure Schedule, neither the Company nor the Subsidiaries own or lease any motor vehicles.

Section 3.16.                      Intellectual Property.

(a) The Company and the Subsidiaries own all right, title and interest in and to, or are licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Rights used by the Company and the Subsidiaries (collectively, the “Company Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens.  Section 3.16(a) of the Disclosure Schedule sets forth a list of all material owned or licensed Company Intellectual Property.  None of the owned Company Intellectual Property has been registered or is the subject of an application for registration with any Governmental Authority.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the conduct of the Business and the use of the Company Intellectual Property do not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party; (ii) there are no Actions pending or, to the Knowledge of the Seller, threatened alleging that the conduct of the Business or the use of the Company Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party; and (iii) to the Knowledge of the Seller, no third party (including any current or former Business Employee) infringes, misappropriates or otherwise violates any owned Company Intellectual Property.

(c) The Company and the Subsidiaries have taken commercially reasonable steps and maintain reasonable precautions (including entering into confidentiality and non-disclosure agreements with the Business Employees) to protect and maintain the confidentiality and value of, and to enforce their rights in, the Confidential Information.  To the Knowledge of the Seller, there has not been any breach of confidentiality or unauthorized use or disclosure of the Confidential Information.

Section 3.17.                      Tax Matters.  Except as set forth in Section 3.17 of the Disclosure Schedule:

(a) The Company and the Subsidiaries have complied in all material respects with all Applicable Laws relating to Taxes.  The Company and the Subsidiaries have timely filed all Tax Returns required to be filed by them on or before the Closing Date; all such Tax Returns are true, complete and correct in all material respects and disclose all Taxes required to be paid with respect to the Company and each Subsidiary; and all Taxes of the Company and each Subsidiary due and payable with respect to Pre-Closing Periods (whether or not reflected on any Tax Returns) have been timely paid, other than Taxes that are being contested in good faith and by appropriate proceedings and that are adequately reserved for (in accordance with GAAP) on the Estimated Working Capital Statement.  All Taxes of the Company and each Subsidiary not yet due and payable will be fully accrued as a Current Liability on the Closing Statement and included in the calculation of Final Closing Working Capital.

(b) The Company and the Subsidiaries have timely collected or withheld, and timely paid to the appropriate Governmental Authorities, all Taxes required to have been collected or withheld from Business Employees for income Taxes and social security and other payroll Taxes for all periods under Applicable Laws.  The Company and the Subsidiaries have complied with all Applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any creditor, stockholder or other third party, including all information reporting, backup withholding, and maintenance of required records with respect thereto.

(c) There is no Tax Contest pending or, to the Knowledge of the Seller, threatened against the Company or any Subsidiary.

(d) There are no Liens for Taxes on any of the Company’s or any of the Subsidiary’s assets or properties, other than statutory Liens for current Taxes that are not yet due and payable and for which the Company or such Subsidiary has set aside adequate reserves (in accordance with GAAP).

(e) Neither the Company nor any Subsidiary has any liability for the Taxes of any other Person, is or has been a member of an Affiliated Group (other than a Seller Group), or is a party to or otherwise bound by any Tax sharing, allocation or indemnification agreement.

(f) There has not been any waiver or extension of any statute of limitations with respect to the assessment or collection of any Taxes due from or with respect to the Company or any Subsidiary, which waiver or extension is currently in effect.

(g) No power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of the Company or any Subsidiary.

(h) Neither the Company nor any Subsidiary has received any notice or inquiry from any jurisdiction where it does not currently file Tax Returns to the effect that the Company or any Subsidiary is or may be subject to taxation by such jurisdiction.

(i) None of the Company, the Subsidiaries or the Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(j) Neither the Company nor any Subsidiary will be required to include in any taxable period ending after the Closing Date any taxable income attributable to income that accrued (or cash that was received), but was not recognized, in a Pre-Closing Period as a result of an adjustment under Section 481 of the Code, an agreement with any Governmental Authority, the installment method of accounting, prepaid amounts or advance payments, the long-term contract method of accounting, the cash method of accounting, a change in the method of accounting, any comparable provision of local, state or foreign Tax Law, or for any other reason. Neither the Company nor any Subsidiary has made an election (including a protective election) pursuant to Code section 108(i).

(k) The Company and the Subsidiaries have disclosed on their federal, state and local income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable local, state, foreign or other Tax laws.

(l) Neither the Company nor any Subsidiary has participated in any way in a “tax shelter” within the meaning of Section 6111 of the Code, or has been required to make any disclosure in respect of any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (as in effect at the relevant time).

(m) Neither the Company nor any Subsidiary has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code, nor has the Company or any Subsidiary been a party to a transaction reported or intended to qualify as a reorganization under Code section 368.

(n) The Seller previously has delivered to the Purchaser true and complete copies of (i) all Tax Returns of the Company and each Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not expired and (ii) all private letter rulings, revenue agent reports, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed by or on behalf of the Company or any Subsidiary or, to the extent related to the income, business, assets, operations, activities or status of the Company or any Subsidiary and relating to Taxes for all taxable periods for which the statute of limitations has not expired.

(o) Neither the Company nor any Subsidiary has any contractual obligation to pay the amount of any Tax benefits or Tax refunds (or an amount determined by reference thereto) realized or received by the Company or any Subsidiary to any former shareholder(s) or other Person(s).

(p) Since the date of the most recent balance sheet described in Section 3.6, neither the Company nor any Subsidiary has (i) incurred any Taxes outside the ordinary course of business, (ii) changed a method of accounting, (iii) entered into any agreement with any Governmental Authority (including a “closing agreement” under Code section 7121) with respect to Taxes, (iv) surrendered any right to a Tax refund, or (v) made, changed, or revoked any election with respect to Taxes.

(q) Neither the Company nor any Subsidiary is (and neither the Company nor any Subsidiary has ever been) a “United States real property holding corporation” within the meaning of Code section 897(c).

(r) Neither the Company nor any Subsidiary has a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Authority with respect to Taxes.

(s) No asset of the Company or any Subsidiary is tax-exempt use property under Code section 168(h).  No portion of the cost of any asset of the Company or any Subsidiary has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a).  None of the assets of the Company or any Subsidiary is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

(t) Neither the Company nor any Subsidiary engages in (and neither the Company nor any Subsidiary has ever engaged in) a trade or business in any country other than the United States of America.

(u) Neither the Company nor any Subsidiary has any potential liability under Code section 4978.

(v) There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to (or already has resulted in) a payment or provision of any other benefit (including accelerated vesting) by the Company or any Subsidiary that could not be deductible by reason of Code section 280G or could be subject to an excise tax under Code section 4999.

(w) Neither the Company nor any Subsidiary currently uses the cash method of accounting for income Tax purposes.

(x) Neither the Company nor any Subsidiary owns an interest in any Flow-Thru Entity.

(y) No debt of the Company or any Subsidiary is “corporate acquisition indebtedness” within the meaning of Code section 279 or a “applicable high yield discount obligation” within the meaning of Code section 163(e)(5).  No interest accrued or paid by the Company or any Subsidiary (whether as stated interest, imputed interest or original issue discount) on any debt obligation of the Company or any Subsidiary is not deductible for income tax purposes).

(z) Neither the Company nor any Subsidiary is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any transaction contemplated by this Agreement.

Section 3.18.                      Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) the Company, each Subsidiary and their respective operations are in compliance with all applicable Environmental Laws; (b) there is no Remedial Action pending or, to the Knowledge of the Seller, threatened against the Company or any Subsidiary; and (c) to the Knowledge of the Seller, there has not been any release of any Hazardous Materials.

Section 3.19.                      Business Employees.  Section 3.19 of the Disclosure Schedule sets forth a true and complete list of the following information with respect to each current Business Employee:  name, title or position held, date of hire, total length of employment including any prior employment that would affect the calculation of years of service for any purpose, age, current annual compensation (including base salary, commissions and deferred compensation), the amount of accrued bonus as of the date hereof, and vacation and other paid-time-off entitlements as of the date hereof.  Except as set forth in Section 3.19 of the Disclosure Schedule, each Business Employee is an “at-will” employee or consultant whose employment or engagement may be terminated at any time without liability to the Company and the Subsidiaries.  None of the Business Employees is on a medical, disability, family or other leave of absence.

Section 3.20.                      Labor Matters.  Except as set forth in Section 3.20 of the Disclosure Schedule: (a) the Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws regarding employment and employment practices, terms and conditions of employment, termination of employment (including any notice required by Applicable Law), immigration, occupational health and safety, workers’ compensation, human rights and wages and hours; (b) neither the Company nor any Subsidiary is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union or labor organization; (c) there is no organizational campaign or other effort to cause a union or labor organization to be recognized or certified as a representative on behalf of the Business Employees in dealing with the Company or any Subsidiary; (d) there is no pending or, to the Knowledge of the Seller, threatened labor strike or work stoppage involving the Business Employees; (e) there is no pending or, to the Knowledge of the Seller, threatened Action involving any current or former Business Employee (including any workplace safety or worker’s compensation claim); and (f) to the Knowledge of the Seller, no Business Employee is performing any job duties or engaging in other activities on behalf of the Company or any Subsidiary that would violate any employment, non-competition, non-solicitation or non-disclosure agreement between such individual and any former employer.  All salaries, wages, commissions, bonuses, vacation pay, withholdings, remittances and other Liabilities related to the employment of the Business Employees that are due to be paid on or before the Closing Date in accordance with the Company’s and each Subsidiary’s payment practices will be fully paid as of the Closing Date.

Section 3.21.                      Employee Benefit Matters.

(a) Section 3.21(a) of the Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan by name.  The Seller previously has delivered to the Purchaser true and complete copies of the following with respect to each Employee Benefit Plan, to the extent applicable:  (i) a copy of all documents evidencing such Employee Benefit Plan (including all amendments thereto) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof; (ii) the most recent summary plan description and summaries of any material modifications; (iii) the most recent determination or opinion letter received from the IRS with respect to each such Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code; (iv) the Annual Report (Form 5500 series and attached schedules) for the three most recent plan years; (v) nondiscrimination testing for the three most recent plan years; (vi) all related trust agreements, insurance contracts, service or other investment contracts, list of assets and other funding arrangements with respect to any such Employee Benefit Plan; (vii) the most recent financial statements and/or actuarial reports; and (viii) for the last three years, all material correspondence with the IRS, or any other Governmental Authority, regarding the operation or the administration of any Employee Benefit Plan.

(b) Except as set forth in Section 3.21(b) of the Disclosure Schedule:

(i) Each Employee Benefit Plan has been administered and funded in compliance with, and currently complies with, its terms and all Applicable Laws (including ERISA and the Code) in all material respects, and there has not been any notice issued by any Governmental Authority questioning or challenging such compliance.

(ii) Each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to such effect, a true and complete copy of such letter has been delivered to the Purchaser, and no fact or event has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(iii) Each Employee Benefit Plan has been timely amended to reflect the provisions of any and all Applicable Laws in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired, and there are no plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected within the meaning of Rev. Proc. 2008-50 with respect to any such Employee Benefit Plan.

(iv) The Company and the Subsidiaries have timely made all required contributions, assessments and premium payments on account of each Employee Benefit Plan.

(v) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject the Company, any Subsidiary, the Purchaser or any of their Affiliates to any material fine, penalty, tax or other Liability imposed under ERISA, the Code or other Applicable Law.

(vi) Each Employee Benefit Plan that is subject to Section 409A of the Code is in compliance with the currently applicable requirements of Section 409A and the regulations, rulings and notices promulgated thereunder so that the additional tax described in Section 409(A)(a)(1)(b) will not be assessed with respect to benefits payable thereunder, and neither the Company nor any Subsidiary has any obligation for any Taxes (or potential Taxes) imposed (or potentially imposed) on any Business Employee under Section 409A of the Code.

(vii) There are no Actions (including any audit or investigation by the IRS, United States Department of Labor or Pension Benefit Guaranty Corporation) pending or, to the Knowledge of the Seller, threatened involving any Employee Benefit Plan or the assets thereof, other than routine claims for benefits payable in the Ordinary Course of Business.

(viii) There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan.

(ix) No fiduciary has, or could reasonably be expected to have, any Liability or potential any Liability for breach of fiduciary duty in connection with the administration or investment of the assets of any Employee Benefit Plan.

(x) Each Employee Benefit Plan, including any related service or investment Contracts, may be amended or terminated without penalty.

(xi) Neither the Company nor any Subsidiary is self-insured with respect to any Employee Benefit Plan.

(xii) No Employee Benefit Plan is operated, or subject to the laws of any jurisdiction, outside of the United States.

(c) None of the Company, the Subsidiaries or any of their ERISA Affiliates sponsors, maintains, administers or contributes to, or has in the past sponsored, maintained, administered or contributed to, or has had or could have any Liability with respect to, (i) any Employee Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 4001 of ERISA) or (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code).

(d) Except as disclosed in Section 3.21(d) of the Disclosure Schedule or except as may be required by COBRA or any applicable similar Applicable Law of any state, no Employee Benefit Plan provides benefits or coverage following retirement or other termination of employment from the Company or the Subsidiaries.  Section 3.21(d) of the Disclosure Schedule sets forth a true and complete list of all Liabilities of the Company or any Subsidiary to provide “continuation coverage” to former employees of the Company or any Subsidiary and their covered dependents with respect to all qualifying events under COBRA and comparable state law that occurred prior to the Closing.  With respect to all periods prior to the Closing, the Company and the Subsidiaries have complied in all material respects with all requirements of COBRA and any applicable similar Applicable Law of any state with respect to each current or former Business Employee.

(e) Except as set forth in Section 3.21(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of or consultant to the Company or any Subsidiary.

(f) For purposes of each Employee Benefit Plan, the Company and the Subsidiaries have correctly classified those individuals performing services for the Company and the Subsidiaries as common law employees, leased employees or independent contractors.

Section 3.22.                      Insurance.

(a) Section 3.22(a) of the Disclosure Schedule sets forth a true and complete list (including the name of the insurer, the policy number, the type of coverage, the self-retention amount and the policy expiration date) of, and the Seller previously has delivered to the Purchaser true and complete copies of, all insurance policies and fidelity bonds covering the assets and properties of the Company or any Subsidiary.

(b) Except as set forth in Section 3.22(b) of the Disclosure Schedule: (i) all such policies and bonds are valid and binding, are in full force and effect, are sufficient for compliance with all material requirements of Applicable Law and insure against risks and liabilities customary for the Business; (ii) the Company and the Subsidiaries have complied in all material respects with the provisions thereof (including the timely payment of all premiums due thereunder); (iii) there has not been and is not currently pending any claim under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds; and (iv) after the Closing, the Company and each Subsidiary will continue to have coverage under such policies and bonds with respect to events occurring prior to or on the Closing Date.  Neither the Company nor any Subsidiary is self-insured.

(c) Section 3.22(c) of the Disclosure Schedule sets forth a true and complete list of the Company’s and the Subsidiaries’ current errors and omissions insurance policies and the amount of the per claim and aggregate limit of liability thereunder and the amount of such limit that has been exhausted.

Section 3.23.                      Clients.

(a) Section 3.23(a) of the Disclosure Schedule sets forth a true and complete list of the following information with respect to each Client:  (i) the name of such Client; (ii) the name of each insurance carrier that paid commissions to the Company or any Subsidiary in respect of any policy placed for such Client during calendar year 2010; and (iii) with respect to each policy placed for such Client currently in effect, the policy type, policy number, policy expiration date, annual premium and annual commissions and fees paid to the Company and the Subsidiaries in respect of such policy for the trailing twelve-month period ended April 30, 2011.

(b) Except as set forth in Section 3.23(b) of the Disclosure Schedule, all such insurance business is a direct account of the Company or a Subsidiary, and no third party (including any Business Employee) owns or otherwise has any right, title or interest in or to the book of insurance business serviced by the Company or any Subsidiary or the revenues derived therefrom.

(c) Except as set forth in Section 3.23(c) of the Disclosure Schedule, none of the Seller, the Company or the Subsidiaries has received any written notice, or has any reason to believe, that any Client included in Section 3.23(a) of the Disclosure Schedule that currently generates more than $25,000 in annual commission revenue or any group of affiliated Clients that currently generates more than $50,000 in annual commission revenue, (i) has cancelled or intends to cancel or not renew any insurance policy currently placed through the Company or any Subsidiary or (ii) intends to terminate or otherwise materially adversely change its business relationship with the Company or any Subsidiary, in each case whether as a result of the Contemplated Transactions or otherwise.

Section 3.24.                      Affiliate Transactions.  Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any Subsidiary leases any assets or properties from, owe any amounts to, or use or hold in the Business any assets or properties of, the Seller or any other Person affiliated with the Seller.

Section 3.25.                      Bank Accounts; Powers of Attorney; Directors and Officers.  Section 3.25 of the Disclosure Schedule sets forth a true and complete list of (a) all bank accounts and safe deposit boxes of the Company and each Subsidiary and all persons authorized to sign or otherwise act with respect thereto as of the date hereof, (b) all persons holding a general or special power of attorney granted by the Company or any Subsidiary and a true and complete copy thereof and (c) all directors and officers of the Company and each Subsidiary.

Section 3.26.                      No Broker.  No broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, any Subsidiary or the Seller, other than Sandler O’Neill & Partners, L.P., whose total fees and expenses will be paid by the Seller.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement and to consummate the Contemplated Transactions, the Seller hereby represents and warrants to the Purchaser as follows:

Section 4.1.                      Organization.  The Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (b) has the requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on its business as currently conducted.

Authorization.  The Seller has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Seller is a party, to perform the Seller’s obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which the Seller is a party and the consummation by the Seller of the Contemplated Transactions have been duly and validly authorized and approved by all necessary corporate action on the part of the Seller.  No other proceedings are necessary on the part of the Seller to authorize the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller and the consummation by the Seller of the Contemplated Transactions.  This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Seller at the Closing will be, duly and validly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the Enforceability Limitations.

Section 4.3.                      No Conflicts; Required Consents.

(a)           The execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which the Seller is a party do not, and the consummation by the Seller of the Contemplated Transactions will not, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Shares or any assets or properties owned by the Seller under, (i) any provision of any organizational document of the Seller (including its certificate of incorporation and by-laws), (ii) any Applicable Law binding upon or applicable to the Seller or any of the Seller’s assets or properties, or (iii) assuming that all consents, approvals, filings, notifications and other actions referred to in Sections 3.3(b) and 4.3(b) of the Disclosure Schedule are obtained, given or taken, any Contract or License to which the Seller is a party or by which the Seller or any of the Seller’s assets or properties is bound, other than, in the case of clause (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to perform the Seller’s obligations hereunder or to timely consummate the Contemplated Transactions.

(b)           Except as set forth in Sections 3.3(b) and 4.3(b) of the Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by the Seller as a result of or in connection with the Seller’s execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to perform the Seller’s obligations hereunder or to timely consummate the Contemplated Transactions.

Section 4.4.                      Ownership of the Shares.  The Seller owns, beneficially and of record, and has good and valid title to, all of the Shares, free and clear of any and all Liens.  There are no limitations or restrictions on the Seller’s right to transfer the Shares to the Purchaser pursuant to this Agreement.  Subject to the terms of this Agreement, at the Closing the Seller will transfer and deliver to the Purchaser good and valid title to the Shares, free and clear of any and all Liens.

Section 4.5.                      Legal Proceedings.  There is no Action pending or, to the knowledge of the Seller, threatened against or affecting the Seller that, if determined or resolved adversely to the Seller, would have a material adverse effect on the Seller’s ability to perform the Seller’s obligations hereunder or to timely consummate the Contemplated Transactions.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement and to consummate the Contemplated Transactions, the Purchaser represents and warrants to the Seller as follows:

Section 5.1.                      Organization.  The Purchaser: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana; and (b) has the requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on its business as currently conducted.

Section 5.2.                      Authorization.  The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Purchaser of the Contemplated Transactions have been duly authorized and approved by all necessary corporate action on the part of the Purchaser.  This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Purchaser at the Closing will be, duly and validly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

Section 5.3.                      No Conflicts; Required Consents.

(a)           The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not, and the consummation by the Purchaser of the Contemplated Transactions will not, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, or give to others any rights of acceleration, termination or cancellation or a loss of rights under, (i) any provision of any organizational document of the Purchaser (including its articles of incorporation and by-laws), (ii) any Applicable Law binding upon or applicable to the Purchaser or any of its material assets or properties, or (iii) any material Contract to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties is bound, other than, in the case of clause (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

(b)           No consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by the Purchaser as a result of or in connection with its execution, delivery and performance of this Agreement or its consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 5.4.                      Legal Proceedings.  There is no Action pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser that, if determined or resolved adversely to the Purchaser, would have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 5.5.                      Investment Representation.  The Purchaser is purchasing the Shares solely for the purpose of investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Applicable Laws.  The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or under any state securities laws.

Section 5.6.                      No Broker.  No broker, finder, investment banker or other intermediary is entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser, other than Marsh, Berry & Co., Inc., whose total fees and expenses will be paid by the Purchaser.

Section 5.7.                      Available Funds.  The Purchaser will have available to it, as of the Closing Date, sufficient funds to pay the Closing Payment.

ARTICLE 6
COVENANTS

Section 6.1.                      Interim Operations.

(a)           From the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Termination Date”), the Seller shall cause the Company and each Subsidiary to (i) conduct the Business only in the Ordinary Course of Business and (ii) use reasonable best efforts to preserve intact the business organization and goodwill of the Business, to maintain the Company’s and each Subsidiary’s relationships with the Clients, insurance underwriters and other third parties having business dealings with the Company or the Subsidiaries and to keep available the services of the key Business Employees.

(b)           In furtherance of, and without limiting the generality of, Section 6.1(a), except as expressly permitted by this Agreement or as approved in writing by the Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Closing Date or the Termination Date, neither the Company nor any Subsidiary shall (and the Seller shall not permit the Company or any Subsidiary to):

(i)           take or omit to take any action that results or may reasonably be expected to result in any of the representations and warranties of the Seller set forth herein being or becoming untrue in any material respect or in any of the conditions precedent set forth in Sections 7.1 and 7.3 not being satisfied;

(ii)          amend or otherwise change the Organizational Documents;

(iii)         (A) authorize, issue, sell or transfer any Shares or other equity securities of the Company or any Subsidiary, (B) adjust, split, combine, reclassify or redeem any Shares or (C) declare, authorize, set aside or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any Shares;

(iv)         merge or consolidate with any other Person, acquire any business or assets of any other Person (whether by merger, stock purchase, asset purchase or other business combination) or form any subsidiary;

(v)          adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vi)         make any material change in the operation of the Business, except such changes as may be required to comply with any Applicable Law;

(vii)        enter into, amend in any material respect or terminate (other than in accordance with its terms) any Material Contract, or waive, release or assign any rights or claims thereunder;

(viii)       sell, lease (as lessor), transfer or otherwise dispose of, or mortgage, encumber, pledge or impose any Lien on, any assets or properties of the Company or any Subsidiary, other than dispositions of immaterial assets or properties in the Ordinary Course of Business for fair value;

(ix)          create, incur, assume or guarantee any Indebtedness, or extend or modify any existing Indebtedness;

(x)           make any loans, advances or capital contributions to, or investments in, any Person;

(xi)          cancel any debts owed to, or waive any claims or rights held by, the Company or any Subsidiary;

(xii)         commence, settle or compromise any Action by or against the Company or any Subsidiary, other than settlements entered into in the Ordinary Course of Business that require only the payment of monetary damages in an aggregate amount not to exceed $25,000;

(xiii)        (A) institute or announce any increase in the compensation, bonuses or other benefits payable to any Business Employee, (B) enter into or amend any employment, consulting, deferred compensation, severance or change of control agreement with any Business Employee, or (C) enter into, adopt or amend any Employee Benefit Plan;

(xiv)        engage in any transaction with any Affiliates, except transactions that are at prices and on terms and conditions not less favorable to the Company or the Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties;

(xv)         change any accounting methods, policies or procedures, other than as required by Applicable Law or GAAP;

(xvi)        fail to pay any accounts payable when due (other than amounts being contested in good faith) or fail to use commercially reasonable efforts to collect any accounts receivable when due;

(xvii)       take any action that is intended or would reasonably be expected to result in any of the conditions of the Closing set forth in Article 7 not being satisfied, except, in every case, as may be required by Applicable Law; or

(xviii)      enter into any agreement, commitment or understanding (whether written or oral) with respect to any of the foregoing.

(c)           From the date hereof until the Closing Date, neither the Company nor any Subsidiary shall make, rescind, or change any election with respect to Taxes; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into an agreement with respect to Taxes with any Governmental Authority (including a “closing agreement” under Code section 7121); surrender any right to claim a refund for Taxes; consent to an extension of the statute of limitations applicable to any Tax claim or assessment; or take any other similar action.

Section 6.2.                      Access to Information; Investigation.  Subject to the terms of the Confidentiality Agreement, from the date hereof until the earlier of the Closing Date or the Termination Date, the Company and each Subsidiary shall (and the Seller shall cause the Company and each Subsidiary to) furnish to the Purchaser and its authorized representatives such additional information relating to the Company or any Subsidiary as the Purchaser may reasonably request.  No investigation conducted by or on behalf of, or information furnished to, the Purchaser or its representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Seller hereunder.

Section 6.3.                      Notice of Certain Events.  From the date hereof until the earlier of the Closing Date or the Termination Date, the Company and each Subsidiary shall (and the Seller shall cause the Company and each Subsidiary to) promptly notify the Purchaser in writing of: (a) any material adverse change in the Business; (b) any material breach of or default under this Agreement or event that would reasonably be expected to become such a breach or default on or prior to the Closing; (c) any notice or other communication from any third Person (including any Governmental Authority) alleging that the consent of such third Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; and (d) any Actions commenced or, to the Knowledge of the Seller, threatened against the Company or any Subsidiary that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.10 or that relate to the consummation of the Contemplated Transactions.

Section 6.4.                      Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur and to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions; provided, however, that the Purchaser shall not be required to give any guarantee or pay any fees or other payments in order to obtain any consent, approval or waiver or to consent to any change in the terms of any Material Contract that the Purchaser may reasonably deem adverse to the interests of the Purchaser or the Business; provided, further, that the Purchaser shall not be required to: (a) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of the Company or any Subsidiary, the Purchaser or their respective subsidiaries; or (b) terminate existing relationships, contractual rights or obligations to avoid, prevent or terminate any action by any Governmental Authority that would restrain, enjoin or otherwise prevent consummation of the Contemplated Transactions.

Section 6.5.                      Exclusivity.  From the date hereof until the earlier of the Closing Date or the Termination Date, the Seller shall not, and shall not permit any of its Affiliates or representatives acting on its behalf to, take any action to solicit, initiate, encourage or accept any offer or proposal from, engage in any discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and representatives) concerning any merger, consolidation, sale or transfer of assets, sale or transfer of equity interests or other business combination involving the Company or any Subsidiary (an “Alternative Transaction”).  The Seller shall, and shall cause its Affiliates and representatives to, immediately cease and cause to be terminated all existing discussions, negotiations or other communications with any Persons conducted previously with respect to any of the foregoing.  The Seller shall immediately notify the Purchaser in writing upon receipt by the Seller or any of its representatives of any proposal, offer or inquiry regarding an Alternative Transaction, which notice shall indicate in reasonable detail the identity of the Person making such proposal, offer or inquiry and the material terms and conditions thereof.

Section 6.6.                      Confidentiality.  All documents, materials and other information furnished in connection with the Contemplated Transactions shall be subject to, and shall be kept confidential in accordance with, the terms of the Confidentiality Agreement.  Effective upon the Closing: (a) the obligations of the Purchaser and its Affiliates under the Confidentiality Agreement shall terminate; and (b) the obligations of the Seller with respect to the confidentiality of the Confidential Information shall be governed by Section 6.10(d).

Section 6.7.                      Public Announcements.  The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually acceptable to the parties.  Thereafter, none of the Seller or any of its Affiliates or representatives shall, without the prior written consent of the Purchaser, issue any press release or make any other public announcement or disclosure concerning the existence or terms (including the Purchase Price) of this Agreement except as and to the extent that public disclosure of a matter without the Purchaser’s consent is required by Applicable Law or the rules or regulations of any applicable stock exchange or quotation system, in which case the Purchaser shall be so advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued prior to such disclosure.

Section 6.8.                      Expenses.  Except as otherwise expressly provided herein, each party shall bear and pay all of its costs and expenses (including the fees and expenses of its counsel, accountants and other advisors) incurred in connection with this Agreement and the Contemplated Transactions, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, the Seller shall pay the Investment Banker Fee and the Legal Fee, to the extent that any such amount is not paid at the Closing.

Section 6.9.                      Further Assurances.  At any time and from time to time following the Closing, at the request of any party and without further consideration, each party shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and shall take, or cause to be taken, such further or other actions as the other party may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the Contemplated Transactions.

Section 6.10.                     Restrictive Covenants of Seller.  In furtherance of the sale of the Shares hereunder, and to protect more effectively the value and goodwill of the Business, the Seller covenants and agrees as follows:

(a)           Non-Compete Covenant.  For a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, own, control, manage, operate, conduct, engage in, participate in, consult with, perform services for, guarantee the debts or obligations of, permit its name to be used by or in connection with, or otherwise carry on, a business anywhere in the Territory that competes with the Business as conducted as of the Closing Date (it being understood and acknowledged by the Seller that the foregoing restricted activities are not limited to any particular region within the Territory because the Business has been and will continue to be conducted throughout the Territory and may be engaged in effectively from any location within or outside the Territory).  For the avoidance of doubt, nothing set forth in this Section 6.10(a) shall prohibit the Seller or any of its Affiliates from (w) being an equity holder in a mutual fund or a diversified investment company, (x) being a passive owner of not more than two percent (2%) in the aggregate of an outstanding class of publicly traded securities of any entity, (y) holding any capital stock of any entity on behalf of any customer for whom the Seller or any of its Affiliates provides trust services, or (z) continuing to own Kimbrell Insurance Group, Inc. and operating its managing general agency business in substantially the same manner in which it was operated immediately prior to the Closing Date.

(b)           Non-Solicit Covenants.

(i)           For a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Seller shall not, and it shall cause its Affiliates not to, directly or indirectly: (A) Solicit any Client with respect to any product or service competitive with the Business; (B) accept a broker or agent of record appointment for, service or place insurance on behalf of, or provide insurance administrative functions or consulting services to, any Client; (C) refer any Client to another insurance agency or broker; or (D) otherwise interfere with or disrupt the business relationship between the Purchaser, the Company or any Subsidiary, on the one hand, and any Client, on the other hand.

(ii)           For a period of five (5) years from and after the Closing Date, the Seller shall not, and it shall cause its Affiliates not to, directly or indirectly: (A) Solicit the employment of any Business Employee; (B) hire (whether as an employee, consultant or otherwise) any Business Employee listed on Schedule 1.1; or (C) otherwise interfere with or disrupt the business relationship between the Purchaser, the Company or any Subsidiary, on the one hand, and any Business Employee, on the other hand.

(c)           Subsequent Acquisitions.  Nothing set forth in Section 6.10(a) or 6.10(b) shall prohibit the Seller from acquiring other commercial banks and thrifts that have insurance agency subsidiaries or operations, provided that such subsidiaries or their insurance agency operations are divested by the Seller no later than twelve (12) months after any closing of any such acquisition.  The Seller shall give the Purchaser prior written notice of any such proposed divestiture.  The Seller covenants and agrees that it shall negotiate in good faith exclusively with the Purchaser with respect to such divestiture for a two-week period after Purchaser’s receipt of such notice.  After such two-week period has ended, the Seller may negotiate with any other Person with respect to such divestiture provided that Purchaser is given the opportunity to participate in the bidding for the purchase of the agency operations to be divested.

(d)           Confidentiality.  The Seller further covenants and agrees that, from and after the Closing Date, the Seller will not, and will not permit any of its Affiliates to, disclose, divulge or make use of any Confidential Information, other than to disclose such information to the Purchaser.  Notwithstanding the foregoing, if the Seller or any of its Affiliates (collectively, the “Disclosing Party”) is requested or required by Applicable Law to disclose any Confidential Information, the Disclosing Party will provide the Purchaser with notice of such request or requirement as promptly as practicable (unless not permitted by Applicable Law) so that the Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Section 6.10(d).  The Disclosing Party will cooperate with the Purchaser in connection with the Purchaser’s efforts to seek such an order or remedy.  If the Purchaser does not obtain such an order or other remedy, or waives compliance with the provisions of this Section 6.10(d), the Disclosing Party will furnish only that portion of the applicable Confidential Information that is legally required to be furnished, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information.

(e)           Monetary Remedies.  If the Seller or any other party subject to this Section 6.10 directly or indirectly engages in any activity (the “Prohibited Activity”) that violates any of the provisions of this Section 6.10 (including by becoming the broker of record for, or receiving commissions or fees from, any Client), then in addition to any other remedy provided in this Agreement, the Seller shall pay to the Purchaser an amount equal to the product of (i) two and one-half (2.5) times (ii) the commissions, fees and other gross revenue generated by or attributable to the Prohibited Activity for the twelve (12) month period ending on the date on which such party first acted in violation of this Section 6.10.  The amount payable hereunder shall be paid in cash as soon as it is determinable and, subject to Section 9.8, may be set-off by the Purchaser against any amount owing or to become owing by the Purchaser to the Seller, including with respect to Final Closing Working Capital (including the Holdback Amount).

(f)           Equitable Remedies.  The Seller acknowledges and agrees that (i) it would be extremely difficult, if not impossible, to determine the actual damages of the Purchaser in the event of a breach of any covenant contained in this Section 6.10, (ii) the foregoing monetary damages represent a reasonable attempt by the parties to calculate what the actual damages would be based on their experience and the standards of the insurance brokerage industry and (iii) the Purchaser and its Affiliates would suffer irreparable and ongoing damages in the event that any provision of this Section 6.10 were not performed in accordance with its terms or otherwise were breached and that the monetary damages contemplated by Section 6.10(e) would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Seller agrees that, in the event of any actual or threatened breach of this Section 6.10, the Purchaser shall be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages.  The prevailing party in any action commenced under this Section 6.10(f) (whether through a monetary judgment, injunctive relief or otherwise) also shall be entitled to recover reasonable attorneys’ fees and court costs incurred in connection with such action.

(g)           Acknowledgements and Reformation.  The Seller acknowledges and agrees that (i) the covenants contained in this Section 6.10 are an integral part of the Contemplated Transactions and the Purchaser would not be willing to acquire the Shares in the absence of this Section 6.10 and (ii) in view of the nature of the Business, the business objectives of the Purchaser in acquiring the Shares, and the consideration paid for the Shares, the provisions set forth in this Section 6.10 are reasonable and necessary in order to protect the Purchaser’s legitimate business interests.  If, however, a final judicial determination is made by a court of competent jurisdiction that any provision set forth in this Section 6.10 is unreasonable or otherwise unenforceable under Applicable Law, the parties hereby authorize such court to revise and reform the provisions of this Section 6.10 so as to produce the maximum legally enforceable restrictions (not greater than those contained herein) permitted by Applicable Law.  If such court refuses to do so, the parties agree that the provisions of this Section 6.10 shall not be rendered null and void, but rather shall be deemed amended to provide for such maximum legally enforceable restrictions.

Section 6.11.                      E&O Tail.

(a)           The Seller shall purchase, at its own cost and expense, an extended reporting period endorsement to the Company’s and the Subsidiaries’ existing professional liability (errors and omissions) insurance policies listed in Section 3.22(c) of the Disclosure Schedule (each, an “E&O Tail” and collectively, the “E&O Tails”), provided that the Purchaser shall reimburse the Seller for the cost of the last two (2) years of each E&O Tail following the Closing.  Each E&O Tail (i) will extend for a period of at least five (5) years following the Closing Date, the period during which a claim may be made under such policy for acts and omissions alleged to have occurred prior to the Closing, (ii) will have per claim and aggregate limits of at least the amount of such limits set forth on Section 3.22(c) of the Disclosure Schedule with respect to each such professional liability insurance policy, and (iii) will have per claim and aggregate deductibles of no more than the amount of such deductibles set forth on Section 3.22(c) of the Disclosure Schedule with respect to each such professional liability insurance policy.

(b)           In the event any errors and omissions insurance claim is asserted against the Purchaser, the Company, any Subsidiary or any of their Affiliates arising out of or relating to any action, inaction, event or condition that occurred or existed prior to the Closing, the Seller shall be responsible for any deductible payment required under the E&O Tails with respect to such claim.

Section 6.12.                      Employment and Employee Benefits Matters.

(a)           Accrued Compensation and Benefits.  Prior to or at the Closing Date, the Company and each Subsidiary shall pay, or the Seller shall cause the Company and each Subsidiary to pay, to each Business Employee all benefits and compensation earned by such Business Employee but unpaid as of the Closing Date, including earned but unpaid commissions and bonuses and, to the extent required by any Contract, Employee Benefit Plan or Applicable Law, any accrued but unused vacation time, paid time off and sick time such Business Employee would be entitled to if such Business Employee was terminated as of the Closing Date.

(b)           Business Employee Terminations.  Prior to the Closing Date, the Company and the Subsidiaries, as applicable, shall terminate the employment of each of the Business Employees set forth on Schedule 6.12(b) and each other Business Employee identified by the Purchaser by written notice to the Seller prior to the Closing Date.

(c)           Post-Closing Employment.  Between the date hereof and the Closing Date, the Seller shall use its best efforts to cause each Retained Employee to execute and deliver to the Purchaser a Confidentiality and Non-Solicitation Agreement.  Each Retained Employee shall be required to execute and deliver a Confidentiality and Non-Solicitation Agreement as a condition of such person’s initial employment by the Purchaser following the Closing Date.  Each Retained

Employee’s employment shall be “at will,” and nothing herein shall create any obligation on the part of the Company, any Subsidiary or the Purchaser to continue the employment of any Retained Employee for any fixed period of time following the Closing Date.

(d)           Post-Closing Benefits.  Effective immediately prior to the Closing, each Retained Employee shall cease participation in the Employee Benefit Plans; provided, however, that for a period of five (5) years from and after the Closing Date, the Seller shall continue to allow each Retained Employee who is participating in the Seller’s “discount home mortgage program” on the date hereof to continue to participate in such program on the same terms and conditions that such Retained Employee participated in the program immediately prior to the Closing.  Effective immediately following the Closing, the Purchaser shall provide, or cause to be provided, to each Retained Employee a level of employee benefits that is no less favorable in the aggregate than the employee benefits made available to similarly situated existing employees of the Purchaser; provided, however, that nothing herein shall preclude the Purchaser or any of its Affiliates from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

(e)           Prior Service Credit.  Each Retained Employee shall be given credit for his or her years of service with the Company and the Subsidiaries prior to the Closing Date for purposes of determining eligibility to participate in and vesting (but not for purposes of benefit accruals) under the employee benefit plans of the Purchaser or its Affiliates in which the Retained Employees become eligible to participate after the Closing Date to the extent permitted under the terms of such plans; provided, however, that (i) such service shall be recognized only to the extent it was recognized under the corresponding Employee Benefit Plan in which such Retained Employee participated immediately prior to the Closing Date, and (ii) nothing herein shall result in the duplication of any benefits.

(f)           Preexisting Conditions and Deductibles.  With respect to each welfare benefit plan maintained by the Purchaser or its Affiliates in which the Retained Employees become eligible to participate on or after the Closing Date, to the extent permitted under the terms of such plans: (i) the Purchaser shall waive, or cause to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees (and their covered dependents), other than any such limitations that are in effect with respect to any Retained Employee (or his or her covered dependents) and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company or the Subsidiaries immediately prior to the Closing Date; and (ii) the Purchaser shall provide each Retained Employee with credit for any eligible expenses paid by such Retained Employee (or his or her covered dependents) on or prior to the Closing Date during the plan year in which the Closing Date occurs under the corresponding welfare or fringe benefit plan maintained by the Company or the Subsidiaries immediately prior to the Closing Date for purposes of satisfying any deductibles, co-payments and maximum out-of-pocket requirements.

(g)           COBRA.  The Seller shall remain responsible for all liabilities and obligations in connection with COBRA, with respect to any individual who is an “M&A qualified beneficiary” (within the meaning of COBRA) as a result of the consummation of the Contemplated Transactions, including any individual who is participating in any Employee Benefit Plan and who experiences a “qualifying event” (within the meaning of COBRA) as of or before the Closing Date and any individual who is receiving COBRA coverage under an Employee Benefit Plan as of the Closing Date.

(h)           Termination of Other Employee Benefits Plans.  Effective no later than immediately prior to the Closing, the Retained Employees shall cease active participation in and benefit accrual under, and the Seller shall have caused the Company and each Subsidiary to take all action necessary to (i) terminate each of the Employee Benefit Plans sponsored by the Company or any Subsidiary and (ii) terminate the Company’s and the Subsidiaries’ participation in each of the other Employee Benefit Plans, including the adoption of resolutions by the Board of Directors of the Company and the Subsidiaries approving such actions.  Neither the Purchaser nor any of its Affiliates shall assume any Liabilities arising under or attributable to any Employee Benefit Plans.

(i)           Cooperation.  The Seller and the Purchaser shall work together in good faith to ensure a smooth transition for the Retained Employees in connection with the consummation of the Contemplated Transactions.  Without limiting the generality of the foregoing, on the Closing Date, the Seller shall provide the Purchaser with a true and complete list setting forth each Retained Employee’s preexisting conditions, exclusions and waiting periods under any Employee Benefit Plan as of the Closing Date.  Complete copies of the personnel records of the Retained Employees shall be transferred to Purchaser on the Closing Date.

(j)           No Third Party Beneficiaries.  Without limiting the generality of the provisions of Section 10.6, the provisions of this Section 6.12 are solely for the benefit of the parties hereto, and no provision of this Section 6.12 shall create any third party beneficiary or other rights in any current or former Retained Employee (including any dependent or beneficiary thereof) in respect of the terms and conditions of employment with, or any benefits that may be provided by, the Purchaser or any of its Affiliates.  Nothing herein shall be construed as an amendment to any employee benefit plan for any purpose.

Section 6.13.                      Tax Matters.

(a)           Transfer Taxes.  The Seller shall be liable for, and shall timely pay, defend and hold harmless each Purchaser Indemnified Party from and against any and all Damages incurred by such Purchaser Indemnified Party resulting from, in connection with or arising out of, any Transfer Taxes imposed as a result of the Contemplated Transactions.  The Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Transfer Taxes.

(b)           Preparation and Filing of Tax Returns.

(i)           The Seller shall, at its own cost and expense, prepare and timely file (or cause to be prepared and timely filed) (A) all Tax Returns of the Company or any Subsidiary due (after taking into account all appropriate extensions) on or prior to the Closing Date and all Tax Returns of the Company or any Subsidiary that are due after the Closing Date that relate solely to periods ending on or prior to the

Closing Date other than Seller Group Returns (the “Pre-Closing Tax Returns”) and (B) any consolidated, combined or unitary Tax Return that includes Seller and the Company or any Subsidiary (the “Seller Group Returns”), which Tax Returns shall be prepared in accordance with existing procedures, practices and accounting methods of the Company or any Subsidiary.  To the extent a Pre-Closing Tax Return is due after the Closing Date, such Tax Return shall be delivered to the Purchaser within thirty (30) calendar days of such due date for the Purchaser’s review and approval.  The Purchaser shall notify the Seller in writing within ten (10) calendar days of the receipt of any such Pre-Closing Tax Return of any objections the Purchaser may have to any items set forth on such Pre-Closing Tax Return, and the Purchaser and the Seller agree to consult with each other and attempt to resolve in good faith any such objections and to attempt to mutually agree to the filing of such Pre-Closing Tax Return by the Company or the Subsidiary prior to the due date of such Tax Return (including extensions thereof).  In no event shall the Company or any Subsidiary be required to file a Pre-Closing Tax Return that contains a position that counsel to the Purchaser has determined lacks sufficient support to avoid the imposition of penalties.

(ii)           The Purchaser shall prepare or cause to be prepared, and file or cause to be filed all Tax Returns of the Company or any Subsidiary due after the Closing Date other than Seller Group Returns and Pre-Closing Tax Returns.  Not later than five (5) Business Days before the due date for payment of Taxes with respect to any such Tax Returns, the Seller will pay to the Purchaser the portion of such Taxes which relate to the Pre-Closing Period, as determined pursuant to Section 6.13(c).

(c)           Apportionment of Taxes.

(i)           The parties agree, to the extent permissible under Applicable Laws, to elect to have each Tax year of the Company and each Subsidiary end on the Closing Date.  In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be:  (i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable period ended on the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  For purposes of clause (i) of the foregoing sentence, any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.  Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in the preceding sentence taking into account the type of Tax to which the refund relates.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this provision shall be computed by reference to the level of such items on the Closing Date.  All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries.  For taxable periods ending on or prior to the Closing Date, the entire amount of Taxes shown on (or required to be shown on) Tax Returns with respect to such taxable periods shall be allocable to the Seller.

(ii)           Taxes in the form of interest or penalties that relate to Taxes for any Pre-Closing Period (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a Pre-Closing Period (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(d)           Assistance and Cooperation.  After the Closing Date, the Seller and Purchaser shall (and, if requested to do so, shall cause their respective Affiliates to):  (i) assist the other parties in preparing any Tax Returns that any other party is responsible for preparing and filing; (ii) cooperate fully in preparing for or defending against any Tax Contests with taxing authorities regarding any Tax Returns of the Company or any Subsidiary; (iii) make available to the other parties and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company and each Subsidiary; and (iv) furnish the other parties with timely notice of, and copies of all correspondence received from any taxing authority in connection with, any Tax Contest relating to Taxes of the Company and any Subsidiary for the Pre-Closing Period.

(e)           Section 338(h)(10) Elections.

(i)           The Seller shall join, in an appropriate and timely manner, with the Purchaser in making elections under Section 338(h)(10) of the Code and any corresponding elections permitted under the Applicable Laws of any state, local or non-U.S. jurisdiction with respect to the Purchaser’s acquisition of the Shares and with respect to the Purchaser’s deemed acquisition of the shares of capital stock of each Subsidiary (collectively, the “Section 338(h)(10) Elections”).

(ii)           The Seller shall cooperate with the Purchaser to take all actions necessary or appropriate to effect and preserve timely Section 338(h)(10) Elections with respect to the Purchaser’s acquisition of the Shares and with respect to the Purchaser’s deemed acquisition of the shares of capital stock of each Subsidiary, including, but not limited to, participating in the timely filing of IRS Forms 8023 and related or comparable forms for state, local, or foreign law purposes (collectively, the “Section 338(h)(10) Forms”).  The Purchaser shall prepare all Section 338(h)(10) Forms (other than sections that relate to information regarding the Seller and parties in the Seller’s control) and shall provide them to the Seller.  The Seller shall promptly and properly complete and execute all of the forms the Purchaser provides and return the appropriately executed copies to the Purchaser for timely filing by the Purchaser with the applicable Governmental Authority.

(iii)           Within sixty (60) days of determination of the Final Closing Working Capital, the Purchaser shall provide to the Seller a schedule allocating the Purchase Price (and the relevant liabilities of the Company and the Subsidiaries) among the assets of the Company and the Subsidiaries (the “Purchase Price Allocation Schedule”).  The Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code.  The Purchaser and the Seller shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price.

(iv)           The Purchaser and Seller shall file all Tax Returns (and cause their respective Affiliates to file all Tax Returns) consistently with the Section 338(h)(10) Elections, the Section 338(h)(10) Forms and the Purchase Price Allocation Schedule (as appropriately adjusted) and to not take any position during the course of any audit or other Action that is inconsistent with such elections, forms or schedule, unless required by a determination of the applicable Governmental Authority that is final.

(f)           Tax Sharing Agreements.  All agreements by and among the Seller (and its Affiliates) and the Company and/or any Subsidiary with respect to the sharing of Taxes and Tax benefits shall be cancelled such that the Company and the Subsidiaries shall not have any liability or obligation thereunder.

Section 6.14.                      Termination of Certain Arrangements.  On or prior to the Closing Date: (a) except as set forth in Schedule 6.14(a), all payables, receivables, loans, liabilities and other obligations between the Company and/or any Subsidiary, on the one hand, and the Seller or its Affiliates, on the other hand, shall be repaid in full and extinguished; and (b) those certain Contracts set forth in Schedule 6.14(b) shall be terminated and no party thereto shall have any continuing rights or obligations thereunder (collectively, the “Terminating Arrangements”).

Section 6.15.                      Repayment of Indebtedness; Release of Liens.  On or prior to the Closing Date, the Seller shall have caused the Company and each Subsidiary to, at its sole cost and expense: (a) repay in full and otherwise discharge all Indebtedness set forth on Section 3.7(b) of the Disclosure Schedule; (b) obtain a full and unconditional release of any and all Liens imposed on the assets and properties of the Company and the Subsidiaries other than Permitted Liens; and (c) deliver to the Purchaser copies of all such payoff letters and releases, together with such other related documents as the Purchaser may reasonably request (including termination statements under Applicable Law), in each case in form and substance reasonably satisfactory to the Purchaser.

Section 6.16.                      Insurance Policies.

(a)           The Seller will cause the Company and each Subsidiary to keep all insurance policies that provide coverage for the Company and any Subsidiary in full force and effect through at least the close of business on the Closing Date, and shall provide for the renewal of all such policies that by their terms will expire prior to the Closing Date.

(b)           To the extent that losses incurred by the Company or any Subsidiary prior to the Closing are covered by the Seller’s or any of its Affiliate’s existing or historic insurance, the Seller shall use its best efforts to cause each relevant insurance company to compensate such losses and to ensure that any proceeds of claims payable after the Closing are remitted directly to the Purchaser, the Company or such Subsidiary.

Section 6.17.                      IT Transition Services.  For a period of up to six months following the Closing Date, the Seller shall provide (or cause to be provided) to the Purchaser, the Company and each Subsidiary the information technology services set forth in Schedule 6.17 at a charge of $5,000 per month (pro-rated for any partial month), and the Purchaser shall reimburse the Seller for any out-of-pocket third party expenses (but not any internal expenses) reasonably incurred in connection with the provision of such services to the extent such expenses are pre-approved in writing by the Purchaser.  THE SELLER EXPRESSLY DISCLAIMS TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, AS TO THE NATURE OR STANDARD OF THE SERVICES OR ASSISTANCE WHICH IT OR ITS AFFILIATES MAY PROVIDE UNDER THIS SECTION 6.17, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.  Notwithstanding anything to the contrary contained herein, the Seller shall not have any liability to the Purchaser under this Section 6.17, except to the extent that the Purchaser incurs Damages resulting from or arising out of the fraud, gross negligence or willful misconduct of the Seller or any of its Affiliates in connection with the matters contemplated by this Section 6.17.

Section 6.18.                      Broker of Record Appointments.

(a)           From and after the Closing for six (6) full renewal periods, the Seller shall continue to appoint the Company or a Subsidiary (or, as designated by the Purchaser, another Affiliate of the Purchaser) as the insurance broker of record related to the Seller’s insurance and risk management programs.  If for any reason, including a change in control of the Seller, any insurance coverage is not renewed with the Company or such Subsidiary (or any such Affiliate) during any of such renewal periods, promptly following the end of each such period, the Seller will reimburse the Purchaser for the commission shortfall related to such non-renewal.  To calculate such shortfall in the event of a change in control of the Seller, the Purchaser and the Seller will mutually agree in good faith to a formula which calculates the Seller’s contingent liability upon such change in control based on the actual revenue received by the Company, such Subsidiary or such Affiliate in the twelve-month period prior to the change in control of the Seller.

(b)           At the expiration of the arrangement currently in effect with the Seller’s third-party broker for the Seller’s REO, Lender Placed Hazard, Lender Placed Flood, CPI and VSI insurance coverages (the “Additional Lines”), which arrangement shall not be extended beyond its current term by the Seller or any other Person, the Seller shall appoint the Purchaser as its broker of record for six (6) full renewal periods on each Additional Line.  Upon receipt of such appointment, the Purchaser shall pay to the Seller an amount in cash equal to the product of (i) 2.7778 multiplied by the Incremental Revenue (as defined in the next sentence).  “Incremental Revenue” means the amount by which the annualized commission revenue currently earned by the Company’s third-party broker, upon transfer of such revenue to the Purchaser in connection with such appointment, exceeds $150,000.  The parties agree to calculate Incremental Revenue in good faith consistent with prevailing market conditions and pricing in effect at the time of such appointment.  If the Purchaser believes that Incremental Revenue is less than $150,000, the Seller may, at its sole cost and expense, engage a third-party insurance consultant that is reasonably acceptable to the Purchaser to verify such calculation.  The Purchaser will provide reasonable assistance to such consultant to verify such calculation, but the Purchaser will not be required to provide such consultant with any confidential or proprietary information, including any carrier contracts or commission rates.  If the Purchaser makes a payment to the Seller pursuant to this Section 6.18(b) and if for any reason, including a sale of stock, a sale of assets or a merger of the Seller, coverage for each of the Additional Lines is not placed or renewed with the Purchaser for six (6) full renewal periods, the Seller will reimburse the Purchaser for the commission shortfall for the balance of the unpaid renewal periods related to such non-placement or non-renewal with the Purchaser.  To calculate such shortfall, the Purchaser and the Seller will mutually agree in good faith on an annual amount of lost commission, which shall in any event not be less than $180,000 on an annual basis.

Section 6.19.                      Florence Facility.  For a period of six (6) months from and after the Closing Date, the Seller shall give access to the Florence Facility and all equipment and personal property located thereon to the Purchaser, the Company, the Subsidiaries and each of their employees and representatives, and shall permit the Purchaser, the Company, the Subsidiaries and each of their employees and representatives to (a) occupy the office space located thereon that the Company and the Subsidiaries occupied immediately prior to the Closing Date and (b) remove any assets and property of the Company and the Subsidiaries from the Florence Facility.

Section 6.20.                      Joint Marketing Agreement.  The parties agree that for a period of three (3) years following the Closing Date, the Company will maintain in effect substantially the same employee incentive plans that were in place during calendar year 2010, and the same referral fee arrangements that were in place during calendar year 2010 for the employees of the Seller who are legally able to receive referral fees (where applicable).  The parties further agree to negotiate in good faith during the 120 day period following the Closing Date a joint marketing agreement that is acceptable to each party.  It is anticipated that such agreement will include, among other items, the identification by each party of a representative to oversee the joint marketing efforts, the development of a process to track results and the identification of joint marketing initiatives.

ARTICLE 7
CONDITIONS PRECEDENT

Section 7.1.                      Conditions to the Obligations of the Parties.  The obligations of the parties to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the parties, on or prior to the Closing Date, of each of the following conditions:

(a)           Governmental Approvals.  All consents, approvals and actions of or by, and all filings with and notifications to, any Governmental Authority required to consummate the Contemplated Transactions shall have been obtained, taken or made, as applicable, and shall remain in full force and effect.

(b)           No Prohibitions.  No provision of any Applicable Law shall prohibit, or otherwise challenge the legality or validity of, the Contemplated Transactions.

Section 7.2.                      Conditions to the Obligations of Seller.  The obligations of the Seller to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Seller, on or prior to the Closing Date, of each of the following further conditions:

(a)           Accuracy of Representations and Warranties.  Each of the representations and warranties of the Purchaser set forth in this Agreement or in any certificate or other document delivered by it pursuant hereto (i) that is qualified by materiality shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b)           Performance of Covenants.  The Purchaser shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

(c)           Certificate of Compliance.  The Purchaser shall have delivered to the Seller a certificate dated the Closing Date, signed by an authorized officer of the Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b).

(d)           Receipt of Closing Deliveries.  The Purchaser shall have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.7, all in form and substance reasonably satisfactory to the Seller.

Section 7.3.                      Conditions to the Obligations of Purchaser.  The obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Purchaser, on or prior to the Closing Date, of each of the following further conditions:

(a)           Accuracy of Representations and Warranties.  Each of the representations and warranties of the Seller set forth in this Agreement and in any certificate or other document delivered by it pursuant hereto (i) that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b)           Performance of Covenants.  The Seller shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(c)           No Material Adverse Effect.  Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.

(d)           Certificate of Compliance.  The Seller shall have delivered to the Purchaser a certificate dated the Closing Date, signed by the Seller, certifying as to the satisfaction of the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c).

(e)           Third Party Consents.  The Seller shall have obtained the written consents of, or given notifications (to the extent only notification is required) to, each of the third parties set forth in Section 3.3(b) and Section 4.3(b) of the Disclosure Schedule, in each case in form and substance reasonably satisfactory to the Purchaser, and all such consents shall remain in full force and effect.

(f)           Receipt of Closing Deliveries.  The Seller shall have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.6, all in form and substance reasonably satisfactory to the Purchaser.

ARTICLE 8
TERMINATION

Section 8.1.                      Grounds for Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)           by the mutual written agreement of the Purchaser and the Seller;

(b)           by the Purchaser in the event of a material breach of any representation, warranty, covenant or agreement of the Seller contained herein and the failure of the Seller to cure such breach within ten (10) Business Days after receipt of written notice from the Purchaser requesting such breach to be cured; provided, however, that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by the Purchaser;

(c)           by the Seller in the event of a material breach of any representation, warranty, covenant or agreement of the Purchaser contained herein and the failure of the Purchaser to cure such breach within ten (10) Business Days after receipt of written notice from the Seller requesting such breach to be cured; provided, however, that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by the Seller;

(d)           by either the Purchaser or the Seller if any Governmental Authority shall have issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; or

(e)           by either the Purchaser or the Seller if the Closing shall not have occurred on or before June 30, 2011 (or such later date as may be agreed to in writing by the Purchaser and the

Seller); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under, or breach of any provision of, this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or before the applicable date.

Section 8.2.                      Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other parties to this Agreement in accordance with Section 10.1, specifying the provision(s) pursuant to which such termination is effective.

Section 8.3.                      Effect of Termination.  If this Agreement is terminated pursuant to this Article 8, this Agreement shall forthwith become void and of no further force and effect and all rights and obligations of the parties hereunder shall be terminated without further liability of any party to any other party; provided, however, that: (a) the provisions of the Confidentiality Agreement, Section 6.6, Section 6.8, this Section 8.3 and Article 10, and the rights and obligations of the parties thereunder, shall survive any such termination; and (b) nothing herein shall relieve any party from liability for any intentional misrepresentation under, or any breach of, this Agreement prior to the date of termination.

ARTICLE 9
INDEMNIFICATION

Section 9.1.                      Survival.

(a)           The representations and warranties of the parties contained in this Agreement and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is 18-months following the Closing Date, except that: (i) the representations and warranties of the Seller contained in Section 3.17 (Tax Matters), Section 3.18 (Environmental Matters) and Section 3.21 (Employee Benefit Matters) shall survive the Closing Date until ninety (90) days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any tolling, waiver, mitigation or extension thereof); and (ii) the representations and warranties of the parties contained in Section 3.4 (Capitalization), Section 3.26 (No Broker), Section 4.2 (Authorization), Section 4.4 (Ownership of the Shares), Section 5.2 (Authorization) and Section 5.6 (No Broker) (the representations and warranties referenced in clauses (i) and (ii) are referred to collectively as the “Fundamental Representations”) shall survive the Closing indefinitely or until the latest date permitted by Applicable Law.

(b)           Except as set forth in the next sentence, the covenants and agreements of the parties contained in this Agreement and in any certificate or other document delivered pursuant hereto or in connection herewith (including the Seller’s obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Indemnified Liabilities other than the Pre-Closing Period E&O Claims) shall survive the Closing until the date explicitly specified therein or, if not so specified, indefinitely or until the latest date permitted by Applicable Law.  The Seller’s obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against the Pre-Closing Period E&O Claims shall survive the Closing until the fourth anniversary of the Closing Date.

(c)           Notwithstanding the preceding paragraphs (a) and (b), any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Article 9 shall survive the time at which it otherwise would terminate pursuant to the preceding paragraphs if a Claim Notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to the expiration of the applicable survival period.

(d)           No investigation conducted by or on behalf of any of the parties or their respective representatives prior to the Closing shall affect the representations, warranties, covenants or agreements of any other party set forth herein or any party’s right to indemnification based on a breach of any such representation, warranty, covenant or agreement.

Section 9.2.                      Indemnification by Seller.  Subject to the terms and conditions of this Article 9, the Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Damages incurred or suffered by the Purchaser Indemnified Parties (whether or not involving a Third Party Claim or a claim solely among the parties) resulting from, in connection with or arising out of:

(a)           any breach of, or inaccuracy in, any representation or warranty of the Seller contained in this Agreement or any Ancillary Agreement;

(b)           any breach of, or failure to perform, any covenant or agreement of the Seller contained in this Agreement or any Ancillary Agreement; or

(c)           any Indemnified Liability (including the Pre-Closing Period E&O Claims).

Section 9.3.                      Indemnification by Purchaser.  Subject to the terms and conditions of this Article 9, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against all Damages incurred or suffered by the Seller Indemnified Parties (whether or not involving a Third Party Claim or a claim solely among the parties) resulting from, in connection with or arising out of:

(a)           any breach of, or inaccuracy in, any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Agreement; or

(b)           any breach of, or failure to perform, any covenant or agreement of the Purchaser contained in this Agreement or any Ancillary Agreement.

Section 9.4.                      Limits on Indemnification.

(a)           Deductibles for Breaches of Representations and Warranties.  Subject to Section 9.4(c), the Seller shall not be required to indemnify the Purchaser Indemnified Parties pursuant to clause (a) of Section 9.2 with respect to breaches or inaccuracies of the representations and warranties of the Seller, and the Purchaser shall not be required to indemnify the Seller Indemnified Parties pursuant to clause (a) of Section 9.3 with respect to breaches or inaccuracies of the representations and warranties of the Purchaser, unless and until the aggregate amount of Damages incurred or suffered by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, for such matters (determined without giving effect to any materiality, Material Adverse Effect or other similar qualifier contained in any representations or warranties giving rise to the claim for indemnification hereunder) exceeds $250,000, and then only to the extent of Damages in excess of such amount.

(b)           Caps for Breaches of Representations and Warranties.  Subject to Section 9.4(c), the maximum aggregate liability of the Seller pursuant to clause (a) of Section 9.2, and the maximum aggregate liability of the Purchaser pursuant to clause (a) of Section 9.3, shall be equal to forty percent (40%) of the Purchase Price.

(c)           Exceptions.  The limits on indemnification set forth in Sections 9.4(a) and 9.4(b) shall not apply to any indemnification claim for Damages resulting from, in connection with or arising out of (i) any breach of or inaccuracy in any of the Fundamental Representations, (ii) any matter relating to Taxes, (iii) any fraud or intentional misrepresentation by any party in connection with this Agreement or (iv) any of the matters referred to in Section 9.2(b), Section 9.2(c), or Section 9.3(b).

(d)           Calculation of Damages.

(i)           The amount of any Damages incurred or suffered by any Indemnified Party and for which indemnification is provided under this Article 9 shall be calculated net of (i) any net amount actually recovered by such Indemnified Party from a third party with respect to such Damages or (ii) any insurance proceeds actually received by such Indemnified Party with respect to such Damages under any insurance policy, excluding self-insurance arrangements and net of any deductible or other expenses incurred by such Indemnified Party in collecting any such insurance proceeds (including reasonable attorneys’ fees directly related to obtaining such insurance proceeds).

(ii)           The Purchaser Indemnified Parties shall not be entitled to make any indemnification claim for Damages to the extent such Damages were included as Current Liabilities in the calculation of Final Closing Working Capital.

(e)           Mitigation.  Each Indemnified Party agrees to take reasonable steps to mitigate any Damages that such Indemnified Party asserts under this Article 9.  Any costs and expenses incurred by such Indemnified Party in connection with such mitigation shall constitute Damages that may be recovered hereunder.

Section 9.5.                      Third Party Claim Procedure.

(a)           Notice.  If any Indemnified Party receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnification shall be sought hereunder (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt notice (a “Claim Notice”) describing in reasonable detail the Third Party Claim and, if ascertainable, the amount in dispute under the Third Party Claim; provided, however, that the failure of the Indemnified Party to give a Claim Notice shall not relieve the Indemnifying Party of its obligations to provide indemnification hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been materially and adversely prejudiced by such failure.

(b)           Defense.  Subject to the limitations set forth in this Section 9.5(b), in the event of a Third Party Claim, the Indemnifying Party shall have the right to elect to conduct and control the defense, compromise or settlement of such Third Party Claim, with counsel of its choice reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense, if the Indemnifying Party (i) has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party shall provide indemnification to the Indemnified Party in respect thereof, and (ii) if requested by the Indemnified Party, has provided evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to pay any Damages resulting from the Third Party Claim; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense.  Notwithstanding the foregoing, if (1) the Indemnifying Party shall not have given notice of its election to conduct and control the defense of the Third Party Claim within fifteen (15) days after the Indemnified Party has given a Claim Notice thereof, (2) the Indemnifying Party shall fail to conduct such defense diligently and in good faith, (3) the Indemnified Party shall reasonably determine that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, or (4) the Third Party Claim is for injunctive, equitable or other non-monetary relief against the Indemnified Party, then in each such case the Indemnified Party shall have the right to control the defense, compromise or settlement of the Third Party Claim with counsel of its choice at the Indemnifying Party’s sole cost and expense.

(c)           Cooperation.  From and after delivery of a Claim Notice of a Third Party Claim, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and representatives to, cooperate in connection with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith.  In addition, the party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(d)           Settlement Limitations.  Except as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, in each case which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing:  (1) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article 9 with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent shall have been unreasonably withheld, conditioned or delayed; and (2) the Indemnifying Party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (x) involves only the payment of money damages (all of which will be paid in full by the Indemnifying Party concurrently with the effectiveness thereof), (y) will not encumber any of the assets of the Indemnified Party and will not contain any restriction or condition that would apply to or adversely affect the Indemnified Party or the conduct of its business, and (z) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party from all liability in respect of such Third Party Claim and includes no admission of wrong doing.

(e)           Reimbursement.  Damages shall be reimbursed by the Indemnifying Party by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices with respect to such Damages are received by the Indemnifying Party.

(f)           Tax Contest.  Notwithstanding anything to the contrary in this Article 9, the Seller shall have the right to represent the Company’s or any Subsidiary’s interests in any Tax Contest relating to Tax liabilities for which the Seller would be required to indemnify the Purchaser Indemnified Parties pursuant to this Article 9 and which relate to the Pre-Closing Period; provided, however, that the Seller shall have no right to represent the Company’s or any Subsidiary’s interests in any Tax Contest unless the Seller shall have first notified the Purchaser in writing of the Seller’s intention to do so within thirty (30) days of receipt of notice of the Third Party Claim for Taxes and shall have agreed with the Purchaser in writing that, as between the Purchaser and the Seller, the Seller shall be liable for any Taxes that result from such Tax Contest.  Notwithstanding the foregoing, if (i) the Seller shall not have given notice of its election to represent the Company’s or any Subsidiary’s interests in the Tax Contest within such 30-day period, (ii) the Seller shall fail to conduct such defense diligently and in good faith or (iii) the Purchaser shall reasonably determine that use of counsel selected by the Seller to represent the Purchaser would present such counsel with an actual or potential conflict of interest, then in each such case the Purchaser shall have the right to control the defense, compromise or settlement of the Tax Contest with counsel of its choice at Seller’s sole cost and expense.  Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest that could adversely affect the liability for Taxes of the Purchaser, the Company, any Subsidiary or any of their Affiliates for any period after the Closing Date to any extent (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Purchaser, which consent may be withheld in the sole discretion of the Purchaser, unless the Seller shall have indemnified the Purchaser in a manner acceptable to the Purchaser against the effects of any such settlement.

Section 9.6.                      Direct Claim Procedure.

(a)           In the event the Indemnified Party should have a claim for indemnification hereunder that does not involve a Third Party Claim, the Indemnified Party shall, as promptly as practicable, deliver to the Indemnifying Party a written notice that contains (a) a description and the amount (the “Claimed Amount”) of any Damages incurred or suffered by the Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under this Article 9 and a reasonable explanation of the basis therefor, and (c) a demand for payment by the Indemnifying Party.

(b)           Within thirty (30) days after delivery of such written notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.

(c)           If the Indemnifying Party timely delivers a written response to the Indemnified Party that complies with this Section 9.6, the Indemnifying Party and the Indemnified Party shall, during the thirty (30) days following such delivery, negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed items or amounts specified in such written response.  Any such disputed items or amounts that are resolved by a written agreement between the Indemnifying Party and the Indemnified Party shall be final, binding and conclusive on the parties.

(d)           If the Indemnifying Party and the Indemnified Party are unable to resolve all of the disputed items or amounts specified in a written response during such thirty-day period, any unresolved disputed items or amounts shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, then in effect (the “Rules”).  The decision of arbitration shall be final and conclusive upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  The arbitration proceedings shall be held in Chicago, Illinois.  The arbitration proceedings shall be conducted before one (1) neutral arbitrator, appointed in accordance with the Rules, who has been actively engaged in the practice of corporate and business law for at least fifteen (15) years, and shall proceed under any expedited procedures of the Rules.  The arbitrator shall have authority to award only (i) money damages, (ii) reasonable attorneys’ fees and out-of-pocket costs (including expert witness fees) to the substantially prevailing party, and (iii) sanctions for abuse or frustration of the arbitration process.  The arbitrator’s compensation, and the administrative costs of the arbitration, shall be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator.  For avoidance of doubt, the provisions regarding arbitration in this Section 9.6 shall only apply to disputes involving claims for indemnification under this Section 9.6 and in no way shall limit the effect of Section 10.8 with respect to any other provision of this Agreement or any Ancillary Agreement.

Section 9.7.                      Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.  In the event that any Governmental Authority successfully asserts that such indemnification payments are taxable, then such indemnification payments shall be made on an after-Tax basis.

Section 9.8.                      Right of Set-Off.  With respect to any Damages incurred or suffered by any Purchaser Indemnified Party hereunder, the Seller agrees that, solely at the Purchaser’s option, all or any portion of such Damages may be satisfied by a reduction of any amount otherwise due to the Seller hereunder, including with respect to Final Closing Working Capital (including the Holdback Amount).  For the avoidance of doubt, the Purchaser shall have the right to set-off any Claimed Amount or any amount set forth in a Claim Notice even if the Damages with respect to such claims have not been finally determined pursuant to this Agreement.  In the event any amount set-off by the Purchaser with respect to any such claim exceeds the amount of Damages in respect of such claim as finally determined pursuant to this Agreement, the Purchaser shall promptly pay to the Seller the amount of such excess.  The right of set-off provided in this Section 9.8 is not intended to be the exclusive means of collecting Damages incurred or suffered by any Purchaser Indemnified Party in connection with this Agreement.

Section 9.9.                      Exclusive Remedy.  Except for remedies for injunctive or equitable relief, claims for fraud or intentional misrepresentation or as otherwise expressly provided in this Agreement (including Section 2.4 with respect to the calculation of Final Closing Working Capital or Section 6.10 with respect to the enforcement of the restrictive covenants set forth therein), if the Closing occurs, the indemnification rights set forth in this Article 9 shall be the sole and exclusive remedy for any claim arising out of this Agreement or the Contemplated Transactions.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1.                      Notices.  All notices and other communications hereunder: (i) shall be in writing signed by or on behalf of the party making the same; (ii) shall be deemed given or delivered (1) if delivered personally, when received, (2) if sent from within the United States by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing, or (3) if sent by messenger or reputable overnight courier service, when received; and (iii) shall be addressed to each party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

(a)           If to the Purchaser, to:

Hub International Midwest Limited
c/o Hub International Limited
55 E. Jackson Boulevard
Chicago, Illinois 60604
Attention: Legal Department

(b)           If to the Seller, to:

First Financial Holdings, Inc.
2440 Mall Drive,
Charleston, SC 29406
Attention: Robert L. Davis, Executive Vice President and Corporate Counsel

Section 10.2.                      Counterparts.  This Agreement and the Ancillary Agreements may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.3.                      Amendments and Waivers.  This Agreement may not be amended or waived except by an instrument in writing signed by an authorized representative of each party.  No course of conduct or failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.4.                      Severability.  Wherever possible, each provision hereof (other than Section 6.10, which is governed by Section 6.10(g)) shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 10.5.                      Assignment; Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each other party, and any attempted assignment, delegation or other transfer without such consent shall be null and void; provided, however, that: (a) the Purchaser may assign its rights, interests and obligations under this Agreement and the Ancillary Agreements, without the consent of the other parties, to any Person who acquires all or substantially all of the assets and business of the Purchaser or to any Affiliate of the Purchaser, subject to the assumption in writing by such Person or Affiliate of the Purchaser’s obligations hereunder; (b) the Purchaser may collaterally assign its rights and interests under this Agreement and the Ancillary Agreements, without the consent of the other parties, to any of its E&O insurance carriers if requested by any such carriers to allow such carriers to pursue indemnification claims hereunder arising out of or relating to the Pre-Closing Period E&O Claims; and (c) the Purchaser may assign or encumber this Agreement or any of its rights and obligations hereunder as security for any indebtedness of the Purchaser and its Affiliates without the consent of the other parties.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 10.6.                      No Third Party Beneficiaries.  Except for Article 9, which are intended to benefit and to be enforceable by the parties specified therein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third party, other than the parties hereto and their respective successors and assigns permitted by Section 10.5, any right, remedy or claim under or by reason of this Agreement.

Section 10.7.                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without giving effect to any choice of law provision or rule.

Section 10.8.                      Venue.  Subject to Section 6.10 and Section 9.6, each party hereby irrevocably and unconditionally: (a) agrees that any action, suit or proceeding arising out of or related to this Agreement or any of the Contemplated Transactions, whether based in contract, tort or any other legal theory, shall be brought exclusively in the state or federal courts located in New York, New York (and in the appropriate appellate courts therefrom); (b) consents and submits to the personal jurisdiction of such courts in any such action, suit or proceeding; (c) waives, to the fullest extent permitted by law, any claim, defense or objection to the venue of such courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal of any such action, suit or proceeding to any other court, whether state or federal courts of the United States or the courts of any other country; and (e) consents to service of process on such party in the manner provided in Section 10.1.

Section 10.9.                      Specific Performance.  The parties agree that irreparable and ongoing damages would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, each party agrees that in the event of any actual or threatened breach of this Agreement by the other party, the non-breaching party shall be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages.  The prevailing party in any action commenced under this Section 10.9 (whether through a monetary judgment, injunctive relief or otherwise) shall be entitled to recover from the other party reimbursement for its reasonable attorneys’ fees and court costs incurred in connection with such action.

Section 10.10.                     Interpretation; Absence of Presumption.

(a)           The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, except to the extent otherwise provided herein or the context otherwise requires: (i) words used in the singular include the plural and words in the plural include the singular; (ii) reference to any gender includes the other gender; (iii) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (iv) the words “herein,” “hereof,” “hereto,” “hereunder” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (v) reference to any Article, Section, Exhibit or Schedule shall mean such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; and (vi) reference to any Applicable Law shall mean such Applicable Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability.

(b)           Each party acknowledges and agrees that the parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.11.                     Entire Agreement.  This Agreement (including the Exhibits hereto), the Disclosure Schedule, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and understanding, and supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed and delivered this Stock Purchase Agreement effective as of the date first written above.

HUB INTERNATIONAL MIDWEST LIMITED

By: _____________________________
Name:
Title:

FIRST FINANCIAL HOLDINGS, INC.

By: /s/ R. Wayne Hall
R. Wayne Hall
President and CEO

Signature Page to Stock Purchase Agreement